Filed Pursuant to Rule 424(b)(3)
Registration No. 333-172241

PROSPECTUS

WEIKANG BIO-TECHNOLOGY GROUP COMPANY, INC.
3,293,219 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 3,293,219 shares of common stock of Weikang Bio-Technology Group Company, Inc., par value $0.00001 per share (“Common Stock”), including 2,083,325 shares of Common Stock, 520,831 shares of Common Stock issuable upon the exercise of Series C Warrants, 520,831 shares of Common Stock issuable upon the exercise of  Series D Warrants and  168,232 shares of Common Stock issuable upon  the exercise of warrants issued to the placement agents (the “PA Warrants”) (collectively, the “Warrants”).

The Common Stock and Warrants were issued to the selling stockholders in a series of private placement transactions, in which the Company sold a total of 520,831 Units, each Unit comprising (i) four shares of Common Stock,  (ii) a three-year warrant to purchase one share of Common Stock at $3.60 per share (the “Series C Warrant”), and (iii) a three-year warrant to purchase one share of Common Stock at $4.80 per share (the “Series D Warrant”),  for an aggregated  purchase price of $4,999,973.60. Additionally, the Company issued certain warrants to its placement agents (the “PA Warrants”) to purchase a total of 168,332 of  the Company’s Common Stock at $2.40 per share as part of consideration for their services.

The resale of the shares of Common Stock is not being underwritten. The selling stockholders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. Each selling stockholder will determine the prices at which he sells his shares. Although we will incur expenses in connection with the registration of the Common Stock (estimated to be approximately $35,224.81), we will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price for those Warrants. Under the terms of the Warrants, cashless exercise may be permitted if the resale of the warrant shares by the holder is not covered by an effective registration statement. We cannot assure you that the Warrants will be exercised for cash or at all.

Our Common Stock is listed on the Over-the-Counter Bulletin Board under the symbol “WKBT.” On February 10, 2011, the last reported sales price per share of our Common Stock as reported by the Over-the-Counter Bulletin Board, was $2.70.

Investing in our Common Stock involves a high degree of risk. You may lose your entire investment. See “Risk Factors” beginning on page 3 for a discussion of certain risk factors that you should consider.

You should read the entire prospectus before making an investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 18, 2011.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder.

The selling stockholders are offering to sell and seeking offers to buy shares of our Common Stock, including shares they acquire on exercise of their Warrants, only in jurisdictions where offers and sales are permitted. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Weikang,” “WKBT,” the “Company,” “we,” “us,” and “our” refer to Weikang Bio-Technology Group Company, Inc., and its subsidiaries and predecessors, unless indicated otherwise.

OUR COMPANY
  Overview

We are principally engaged in developing, manufacturing and distributing health and nutritional supplements in the People’s Republic of China (“PRC”). The Company has also expanded its business scope to develop, manufacture and distribute Chinese herbal extract products and GMP certified western prescriptive medicine.

The Company was incorporated on May 12, 2004 in Florida as Expedition Leasing, Inc. On July 12, 2008, the Company redomiciled from Florida to Nevada and changed its name to Weikang Bio-Technology Group Co., Inc. pursuant to an acquisition of Sinary Bio-Technology Holdings Group, Inc. (“Sinary”), a Nevada corporation and, Sinary’s wholly owned subsidiary, Heilongjiang Weikang Biotechnology Group Co., Ltd. (“Heilongjiang Weikang”), a limited liability company organized and existing under PRC law. Upon completion of the transaction on December 7, 2007, Sinary and Heilongjiang Weikang became our wholly-owned subsidiaries. The transaction was treated for accounting purposes as a capital transaction and recapitalization by the accounting acquirer and as a re-organization by the accounting acquiree.

On July 22, 2008, Heilongjiang Weikang acquired 100% of the equity interest of Tianfang (Guizhou) Pharmaceutical Co., Ltd. (“Tianfang”), a PRC limited liability company, for $15,000,000, pursuant to a Stock Transfer Agreement dated and entered into on June 30, 2008 by and among Heilongjiang Weikang, Tianfang, and Tianfang’s two shareholders, Beijing Shiji Qisheng Trading Co., Ltd. and Tri-H Trade (U.S.A.) Co., Ltd. As a result, Tianfang became our indirectly wholly-owned subsidiary (“Heilongjiang Weikang” and “Tianfang” hereinafter collectively referred to “PRC Subsidiaries”).

Recent Private Placements

In and around December 2010 and January 2011, the Company sold in a series of private placements 520,831 Units, each unit comprised of (i) four shares of Common Stock,  (ii) a three-year warrant to purchase one share of Common Stock at $3.60 per share (“Series C Warrant”), and (iii) a three-year warrant to purchase one share of Common Stock at $4.80 per share (“Series D Warrant”),  for an aggregate purchase price of $4,999,973.60.

The Company engaged Hunter Wise Securities, LLC (“Hunter Wise”) as exclusive placement agent for the private placements, with National Securities Corporation (“NSC”), Pacific Summit Securities (“Pacific Summit”) and Anderson & Strudwick, Inc. (“Anderson”)as authorized participating agents (collectively, “Placement Agents”).  As part of consideration for their services, the Company issued the Placement Agents three-year warrants (“PA Warrants”) to purchase 168,232 shares of Common Stock at $2.40 per share.

The Warrants issued to the investors and the Placement Agents, which comprise the selling stockholders. are immediately exercisable and have a term of three years.  Such Warrants may be exercised cashlessly in the event that there is no effective registration statement providing for the resale of the Common Stock underlying the Warrants pursuant to the time frame described in more detail below. The exercise prices of the Warrants are subject to customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.  Additionally, for a period of three years following the final closing of the private placements, anti-dilution protection shall be afforded the investors, as described in more detail below.

In connection with the private placements and pursuant to the transaction agreements, the Company agreed to file a registration statement covering the shares of Common Stock issued as part of the Units and issuable upon exercise of the Warrants issued to the investors and the placement agent.  The Company is to file the registration statement within 45 days following the final closing of the private placements and have the registration statement declared effective within 120 days after such closing, except that the effective date shall be extended by 30 days in the event that the Securities and Exchange Commission (“SEC”) undertakes a full review of the registration statement.

Our Corporate Information

We maintain our corporate offices at No. 365 Chengde Street, Daowai District, Harbin, Heilongjiang Province, People’s Republic of China 150020. Our telephone number is (86) 451-88355530 and our facsimile number is (86)451-88355520. We also have a website at http://www.hljweikang.com.

THE OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 3,293,219 shares of Common Stock, including shares of Common Stock issuable upon the exercise of Warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of Common Stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.

Common Stock outstanding prior to the offering:	30,911,880

Common Stock offered by Company	0

Total shares of Common Stock offered by selling stockholders:
Up to 3,293,219 shares of Common Stock, including 2,083,325 shares of Common Stock, 1,209,894 shares of Common Stock issuable upon the exercise of the  Warrants, of which (i) the Series C Warrants are exercisable for up to 520,831 shares at $3.60 per share, (ii) the Series D Warrants are exercisable for up to 520,831 shares at $4.80 per share, and (iii) the PA Warrants are exercisable  for up to 168,232 shares at $2.40 per share. All warrant exercise prices are subject to certain adjustments.

Common Stock outstanding after the offering (assuming all the Warrants are exercised)	32,121,774

Use of Proceeds:
We will not receive any proceeds from the sale of the 3,293,219 shares of Common Stock subject to sale by the selling stockholders under this prospectus. However, we may receive the sale price of any Common Stock we sell to the selling stockholders upon exercise of the outstanding Warrants. Any net proceeds we receive from the selling stockholders through the exercise of warrants will be used for working capital and capital expenditures. We, however, cannot assure you that any of the Warrants will be exercised.

OTC Bulletin Board Symbol:	WKBT

Risk Factors	See “Risk Factors” beginning on page 3 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our Common Stock.

RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our Common Stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our Common Stock could be materially and adversely affected.

Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. Although Heilongjiang Weikang commenced operations in 2005, the company was a developmental stage company until May 2006 when it began selling its products. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies such as our company in China. Some of these risks and uncertainties relate to our ability to:

•	maintain our market position in the health supplements business in China;
•	offer new and innovative products to attract and retain a larger customer base;
•	attract additional customers and increase spending per customer;
•	increase awareness of our brand and continue to develop user and customer loyalty;
•	respond to competitive market conditions;
•	respond to changes in our regulatory environment;
•	manage risks associated with intellectual property rights;
•	maintain effective control of our costs and expenses;
•	raise sufficient capital to sustain and expand our business;
•	attract, retain and motivate qualified personnel; and
•	upgrade our technology to support additional research and development of new products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We may need additional financing to execute our business plan.

The revenues from the production and sale of health supplements products and the projected revenues from these products may not be adequate to support our expansion and product development programs. We may need substantial additional funds to build new production facilities, pursue further research and development, obtain regulatory approvals, market our products, and file, prosecute, defend and enforce our intellectual property rights. We may seek additional funds through public or private equity or debt financing, strategic transactions and/or from other sources. We could enter into collaborative arrangements for the development of particular products that would lead to our relinquishing some or all of our rights to the related technology or products.

There are no assurances that future funding will be available to us on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

Our certificates, permits, and licenses are subject to governmental control and renewal, and Heilongjiang Weikang and Tianfang will not be able to operate if they are not maintained.

Heilongjiang Weikang has the certificates, permits, and licenses required for the manufacturing, processing and distribution of health supplement products in the PRC and Tianfang has the certificates, permits, and licenses required for the manufacturing, processing and distribution of western medicine and Chinese herbal extracts. In the event that we are not able to renew the certificates, permits and licenses, all or part of our operations may be terminated. Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our operation and profitability.

Our profitability could be adversely affected from the loss of preferential tax treatment.

Heilongjiang Weikang was exempt from income tax for three years. The preferential tax concession granted by the Shuangcheng Municipal Government expired in 2008, and has not been renewed. Weikang’s tax liabilities will increase as a result and its profits will likely decline.  The Company is now responsible for a 25% income tax.

We cannot guarantee the protection of our intellectual property rights.

To protect the reputation of our products, we applied for registration of our trademarks in the PRC where our operating business is located.

Presently, all of our products are sold under the brand name “Rongrun” and “Tianfang”. Since we launched our products in May 2006, we are not aware of any infringement of such trademarks. However, there is no assurance that there will not be any infringement of our brand name or other trademarks or counterfeiting of our products in the future. Should any such infringement or counterfeiting occur, our reputation and business may be adversely affected. We may also incur significant expenses and substantial amount of time and effort to enforce our intellectual property rights in the future. Such diversion of our resources may adversely affect our existing business and future expansion plan.

We rely on a few suppliers and any disruption with our suppliers could have an adverse effect on our business.

We have good working relationships with a limited number of suppliers for our raw materials that are otherwise generally available. Although we believe alternative suppliers are available to supply materials, should any of these suppliers terminate its business arrangements with us or increase the prices of materials supplied by these suppliers, it could delay product shipments and adversely affect our business operations and profitability.

We are subject to the environmental protection laws of the PRC, which may result in restrictions on our operations or liabilities for pollution.

Our manufacturing process may produce by-products such as effluent, gases and noise, which are harmful to the environment. We are subject to multiple laws governing environmental protection, such as “The Law on Environmental Protection in the PRC” and “The Law on Prevention of Effluent Pollution in the PRC”, as well as standards set by the relevant governmental bodies determining the classification of different wastes and proper disposal. The PRC has substantial problems with environmental pollution. Accordingly, it is likely that the national, provincial and local governmental agencies will adopt stricter pollution controls. There can be no assurance that future changes in environmental laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Our business’s profitability may be adversely affected if additional or modified environmental control regulations are imposed upon us.

We may suffer as a result of product liability or defective products.

We may produce products which, despite proper testing, inadvertently have an adverse pharmaceutical effect on the health of individuals. Existing PRC laws and regulations do not require us to maintain third party liability insurance to cover product liability claims. However, if a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contract with our customers, decreased demand for our products, costly litigation, product recalls, loss of revenue, and the inability to commercialize our products. We currently are not aware of any existing or anticipated product liability claims with respect to our products.

There are no conclusive studies regarding the medical benefits of nutritional supplements.

We manufacture, market and distribute nutritional supplement products. Some ingredients in our current products (and we anticipate in our future products) are vitamins, minerals, herbs and other substances for which there is not a long history of human consumption. Although we believe all of our products to be safe when taken as directed by us, there is little experience with human consumption of certain of these product ingredients in concentrated form. In addition, we are highly dependent upon consumers' perception of the safety and quality of our products as well as similar products distributed by other companies. We could be adversely affected in the event any of our products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers. In addition, because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to consume our products as we suggest or other misuse or abuse of our products or any similar products distributed by other companies could have a material adverse effect on the results of our operations and financial condition and could expose us to legal liability.

The manufacture and distribution of nutritional supplements and could result in product liability claims.

We, like any other retailer, distributor and manufacturer of products that are designed to be ingested, face an inherent risk of exposure to product liability claims in the event the use of our products results in injury. Such claims may include, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While we may obtain product liability insurance in the future, we may not be able to obtain such insurance at a reasonable cost, or, if available, cannot assure it will be adequate to cover liabilities. We do not anticipate obtaining contractual indemnification from parties supplying raw materials or marketing our products. In any event, any such indemnification if obtained will be limited by our terms and, as a practical matter, to the creditworthiness of the indemnifying party. In the event we do not have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on our operations and financial conditions.

Adverse publicity due to unfavorable research findings in connection with our products could adversely affect our sales and financial condition.

We believe the growth experienced by the nutritional supplement market is based in part on national media attention regarding scientific research suggesting potential health benefits from regular consumption of certain vitamins and other nutritional products. Such research has been described in major medical journals, magazines, newspapers and television programs. The scientific research to date is preliminary.

In the future, scientific research and/or publicity may not be favorable to the nutritional supplement market or any particular product, or may be inconsistent with earlier favorable research or publicity. Future reports of research that are perceived as less favorable or that question earlier research could have a material adverse effect on our operations and financial condition. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our products or any similar products distributed by other companies could have a material adverse effect on our operations. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products as directed. In addition, we may not be able to counter the effects of negative publicity concerning the efficacy of our products. Any such occurrence could have a negative effect on our operations.

Risks Related to Our Corporate Structure

PRC laws and regulations governing our business are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business. We are considered a foreign person or foreign invested enterprise under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in the PRC

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of the PRC, which could adversely affect our business.

Substantially all of our business operations are conducted in the PRC. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in the PRC. The PRC economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of the PRC. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in the PRC, which in turn could adversely affect our results of operations and financial condition.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our PRC Subsidiaries, Heilongjiang Weikang and Tianfang. Our operations in the PRC are governed by PRC laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in the PRC and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in the PRC. However, the PRC has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in the PRC may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based on United States or other foreign laws against us, our management or the experts named in this current report.

We conduct substantially all of our operations in the PRC and substantially all of our assets are located in the PRC. In addition, most of our senior executive officers reside within the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of the PRC upon our senior executive officers, including with respect to matters arising under US federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that the PRC does not have treaties with the US or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from our PRC Subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC Subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the US dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in US dollars. Our revenue is based entirely on that generated by our PRC Subsidiaries. Any significant fluctuation in value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in US dollars. For example, an appreciation of RMB against the US dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert US dollars into RMB for such purposes. An appreciation of RMB against the US dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our US dollar denominated financial assets into RMB, as RMB is our reporting currency.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of Severe Acute Respiratory Syndrome (“SARS”) or another epidemic or outbreak. The PRC reported a number of cases of SARS in April 2004. Any prolonged recurrence of SARS or other adverse public health developments in the PRC may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our production facilities or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Risks Related to Investment in Our Securities

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our Common Stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings from our operations.

We recently entered into a series of financing transactions that could significantly dilute your investment in the Company and cause your shares to become worthless.

In and around January 2011 and December 2010, the Company entered into agreements with accredited investors to raise $4,999,973.60 in gross proceeds and received net proceeds of $3,975,263.56, after placement agent fees and other offering expenses. Pursuant to the agreements, the Company sold a total of 520,831 Units, each Unit comprised (i) four shares of Common Stock,  (ii) a three-year warrant to purchase one share of Common Stock of $3.60 per share, and (iii) a three-year warrant to purchase one share of Common Stock of $4.80 per share, for an aggregate price of $4,999,973.60 and issued certain warrants to its placement agents to purchase a total of 168,232 shares of Common Stock of $2.40 per share.  The Warrants provide for anti-dilution adjustments if the exercise price for certain convertible securities issued with conversion prices lower than the Warrants’ exercise price. If the Company issues these types of convertible securities and the anti-dilution provisions of the Warrants are triggered, your investment in the Company will be diluted and your shares will likely become worthless. The Company has also agreed to provide these investors with registration rights for their securities. In the event that the Company cannot meet certain deadlines for registering these securities the Company will have to pay cash liquidated damages to each investor of 0.5% of the amount subscribed for by such investor, to be paid each month from the required effectiveness date until the registration statement is filed or declared effective, as applicable.

The application of the "penny stock" rules could adversely affect the market price of our Common Stock and increase your transaction costs to sell those shares.

As long as price of our  Common Stock is below $5 per share, the open-market trading of our Common Stock will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our Common Stock, and may result in decreased liquidity for our Common Stock and increased transaction costs for sales and purchases of our  Common Stock as compared to other securities.

Our Common Stock is thinly traded and, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our Common Stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the Nasdaq National Market or other exchanges.

Our Common Stock has historically been sporadically or "thinly-traded" on the “Over-the-Counter Bulletin Board”, meaning the number of persons interested in purchasing our Common Stock at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our Common Stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you purchase our Common Stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your Common Stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our Common Stock  is sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our Common Stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our lack of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our Common Stock: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes, additions or departures of our key personnel, as well as other items discussed under this "Risk Factors" section. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time, including as to whether our Common Stock will sustain their current market prices, or as to what effect that the sale of shares or the availability of Common Stock for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our Common Stock price may subject us to securities litigation.

The market for our Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

Our corporate actions are substantially controlled by a single stockholder.

On January 6, 2010, Weili Wang, the holder of 24,725,200 shares of our Common Stock (approximately 88% of our then issued and outstanding Common Stock), formed Lucky Wheel Limited (“LWL”), a British Virgin Islands corporation and issued to herself 10,000 ordinary shares which represents 100% of the issued and outstanding share capital of LWL.  In June 2010, Weili Wang transferred 22,925,200 of her shares of our Common Stock (approximately 82% of our then issued and outstanding Common Stock) to LWL. As a result, LWL (“Controlling Shareholder”) currently holds 74.16% of our outstanding Common Stock, 74.16% of our voting power. On May 5, 2010, Ms. Weili Wang and Yin Wang, our Chief Executive Officer and Chairman of the Board entered into a Call Option Agreement (the “Option Agreement”), pursuant to which Weili Wang granted Yin Wang an irrevocable and unconditional option to purchase all of her ordinary shares of LWL. Additionally, Mr.Wang serves as the Chief Executive Officer and a director of LWL and has the power to block any change in the structure of LWL and the issuance of any new shares of LWL, among other powers. Yin Wang may be deemed the ultimate beneficial owner of the 22,925,200 shares of our Common Stock by virtue of his blocking power and his right to exercise options held in LWL. Therefore, Yin Wang, through the Controlling Shareholder could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in the Controlling Stockholder, elections of our board of directors (“BOD”) will generally be within the control of this shareholder. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with this Controlling Shareholder. As such, it would be extremely difficult for shareholders to propose and have approved proposals not supported by the Controlling Shareholder. There can be no assurances that matters voted upon by the Controlling Shareholder will be viewed favorably by all shareholders of our company.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, and we are prepared to give such indemnification to our directors and officers to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002 (“SOX”), and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The SOX and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in financial estimates by securities research analysts;
•	conditions in pharmaceutical and agricultural markets;
•	changes in the economic performance or market valuations of other pharmaceutical companies;
•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	addition or departure of key personnel;
•	fluctuations of exchange rates between RMB and the US dollar;
•	intellectual property litigation;
•	general economic or political conditions in the PRC.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from the private offering of 3,293,219 shares of the Company’s Common Stock in January 2011 and December 2010 will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the US securities laws. The SEC, as required by Section 404 of the SOX, adopted rules requiring every public company to include a management report on such company's internal controls over financial reporting in its annual report, which contains management's assessment of the effectiveness of our internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management's assessment of the effectiveness of our internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management's assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the SOX.

Declining economic conditions could negatively impact our business

Our operations are affected by local, national and worldwide economic conditions. Markets in the US and elsewhere have been experiencing extreme volatility and disruption for more than 12 months, due in part to the financial stresses affecting the liquidity of the banking system and the financial markets generally. The consequences of a potential or prolonged recession may include a lower level of economic activity and uncertainty regarding energy prices and the capital and commodity markets. Instability in the financial markets, as a result of recession or otherwise, also may affect the cost of capital and our ability to raise capital.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their Common Stock. If the selling stockholders exercise any Warrants, we will receive the amount of the exercise price. The maximum total exercise price is $4,778,737.2, which we would receive only if all of the Warrants for which the underlying shares of Common Stock are being registered were exercised at their present exercise price. Any proceeds which we receive from the exercise of the Warrants would be used for working capital, capital expenditure and other corporate purposes. We cannot assure you that any of the Warrants will be exercised.

DILUTION

The Common Stock to be sold by the selling shareholders is Common Stock that is currently issued or will be issued to our shareholders upon conversion or exercise of certain Warrants. Accordingly, there will be no dilution to our existing shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is based on, and should be read in conjunction with our audited historical consolidated financial statements, which are included elsewhere in this Prospectus. This Prospectus, including this discussion entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contains or may contain forward-looking statements and information that are based upon beliefs of and information currently available to, Company's management as well as estimates and assumptions made by Company's management. Readers are urged not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the filings, the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan", or the negative of these terms and similar expressions as they relate to Company or Company's management identify forward-looking statements. Such statements reflect the current view of Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors (including the risk contained in the section of operations and results of operations, and any businesses that Company may acquire.) Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although Company believes that expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the US, the Company does not intend to update any of the forward-looking statements to conform to these statements to actual results. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this annual report, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations, and prospects.

Our financial statements are prepared in US Dollars and in accordance with accounting principles generally accepted in the US. See "Foreign Currency Translation and Comprehensive Income (Loss)" and "Foreign Exchange Rates" below for information concerning the exchange rates at the Renminbi ("RMB") were translated into US Dollars ("USD") at various pertinent dates and for pertinent periods.

Overview

Weikang Bio-Technology Company, Inc. (“we”, “us”, the “Company”) was incorporated in Florida on May 12, 2004 as Expedition Leasing, Inc. On December 7, 2007, we acquired Sinary Bio-Technology Holdings Group, Inc. (“Sinary”), a Nevada corporation and, as a result, Sinary’s wholly-owned subsidiary Heilongjiang Weikang Bio-Technology Group Co., Ltd. (“Heilongjiang Weikang”), a limited liability company in the PRC, by exchanging 24,725,200 shares of our Common Stock for 100% of the issued and outstanding common stock of Sinary.

Having no substantive operation of its own, Sinary, through Heilongjiang Weikang, engages in the research, development, manufacturing, marketing, and sales of Traditional Chinese Medicine (“TCM”) in the PRC. Heilongjiang Weikang is located in Heilongjiang Province in Northeastern PRC, with our principal office and manufacturing facility located in the Economic and Technology Development Zone in the city of Shuangcheng, approximately 42 kilometers south of the provincial capital Harbin. Heilongjiang Weikang’s products are primarily Chinese herbal-based health and nutritional supplements. Heilongjiang Weikang seeks to maintain and improve the quality of its products, and as of April 2006, implemented the “GB/T19001-2000 idt ISO9001:2000” quality assurance management system to all of its manufacturing processes. Heilongjiang Weikang was issued a Certificate of Good Manufacturing Practices for Health Food by the Health Department of Heilongjiang Province on November 24, 2008.

Through our subsidiary Heilongjiang Weikang, we manufacture and distribute throughout the PRC a series of internally developed TCM products under our trademark “Rongrun”. The “Rongrun” line presently includes seven products. We developed two new products during 2007, which were approved by the Heilongjiang Department of Health.

On July 22, 2008, Heilongjiang Weikang acquired 100% of the equity interest of Tianfang (Guizhou) Pharmaceutical Co., Ltd. (“Tianfang”), a PRC limited liability company, for $15,000,000, pursuant to a Stock Transfer Agreement dated and entered into on June 30, 2008 by and among Heilongjiang Weikang, Tianfang, and Tianfang’s two shareholders, Beijing Shiji Qisheng Trading Co., Ltd. and Tri-H Trade (U.S.A.) Co., Ltd.

Tianfang was incorporated in Guizhou Province, PRC in 1998.  Tianfang is engaged in the development, manufacture and distribution of over-the-counter pharmaceuticals. Tianfang was issued a Certificate of Good Manufacturing Practices for Pharmaceutical Products by Food and Drug Administration of Guizhou Province on August 20, 2010.

Critical Accounting Policies and Estimates

Our management's discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which were prepared in accordance with accounting principles generally accepted in the United States (US GAAP). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Basis of presentation

These accompanying consolidated financial statements have been prepared in accordance with US GAAP and pursuant to the rules and regulations of the SEC for annual or quarterly financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sinary, and the results of operations of Heilongjiang Weikang, Sinary’s wholly-owned subsidiary; and Tianfang, Heilongjiang Weikang’s wholly-owned subsidiary. All significant inter-company accounts and transactions were eliminated in consolidation.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Inventories

Inventories are valued at the lower of cost or market with cost determined on a moving weighted average basis. Cost of work in progress and finished goods comprises direct material, direct production cost and an allocated portion of production overheads.

Property and Equipment

    Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for all assets with estimated lives ranging from 3 to 20 years as follows:

Building	20
Vehicle	5
Office Equipment	3-7
Production Equipment	3-10

Revenue Recognition

The Company's revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104, codified in FASB ASC Topic 480. Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

Revenue represents the invoiced value of goods, net of value-added tax (or VAT). All of the Company’s products sold in the PRC are subject to Chinese value-added tax of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product. The Company recorded VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

Foreign Currency Translation and Comprehensive Income (Loss)

The Company’s functional currency is the Renminbi (or RMB). For financial reporting purposes, RMB were translated into US dollars (or USD) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income". Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

The Company uses SFAS No 130, “Reporting Comprehensive Income”, codified in FASB ASC Topic 220. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

NEW ACCOUNTING PRONOUNCEMENTS

In October 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued an ASU regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification™ (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), codified as FASB Topic ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. SFAS 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulate other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

Results of Operations

Comparison of the Nine Months Ended September 30, 2010 and 2009

The following table summarizes our results of operations. The table and the discussion below should be read in conjunction with the unaudited financial statements and the notes thereto appearing elsewhere in this report.

	2010		2009

Net sales	$41,878,410		$34,534,249
Cost of goods sold	16,976,845	41%	15,803,400	46%
Gross profit	24,901,565	59%	18,730,849	54%
Operating expense	7,550,292	18%	4,446,576	13%
Income from operations	17,351,273	41%	14,284,273	41%
Other income, net	297,883	1%	735,200	2%
Income taxes	5,124,858	12%	3,853,312	11%
Net income	$12,524,298	30%	$11,166,161	32%

Net sales. During the nine months ended September 30, 2010, sales were $41.88 million, compared to $34.53 million for the comparable period in 2009, an increase of $7.34 million or 21%.  The increase in sales was primarily a result of new product sales in third quarter and the expansion of sales channels by our sales department as a result of increased demand of our products from end users as well as an overall increase of our product market share.  The sales for the new products during the quarter were $2.23 million, or 5.3% of the total sales. We believe our sales will continue to grow as we develop new products to satisfy our consumers and continue to improve the quality of our existing products.

Cost of goods sold. Cost of goods sold increased $1.17 million or 7%, from $15.80 million in the nine months ended September 30, 2009 to $16.98 million for the nine months ended September 30, 2010. The cost of goods sold as a percentage of sales for the nine months ended September 30, 2010, was 41% compared to 46% for the comparable period of 2009, which was attributable to decreased cost of goods sold by Tianfang, from 51% to 47% of sales; the cost of goods sold was 31% of the sales made by Heilongjiang Weikang, a decrease of 2% when compared with the comparable period of 2009.  Such decrease was mainly due to our continuous efforts at cost control, including the implementation of strict cost control procedures for purchasing, manufacturing, storage and transportation.  In addition, due to increased  economy of scale, we increased our production volume significantly while keeping our  fixed costs relatively constant.

Gross profit. Gross profit was $24.90 million for the nine months ended September 30, 2010, compared to $18.73 million for the comparable period of 2009, representing gross margin of 59% and 54% of sales, respectively. The increase in our gross profit margin in the nine months ended September 30, 2010 was mainly due to decreased cost of goods sold as a percentage of sales for the reasons described above.

Operating expenses. Total operating expenses of $7.55 million for the nine months ended September 30, 2010 compared to $4.45 million for the nine months ended September 30, 2009, an increase of $3.10 million or 70%. Operating expenses as a percentage of sales was 18% for the nine months ended September 30, 2010 compared to 13% for the comparable period in 2009. This increase was mainly attributable to the increased promotion and marketing expenses for launching and promoting new products, and stock compensation expenses of $2.28 million with respect to stock issued to financial and IR consultants which were non-cash expenses.

Net other income. Other income was $0.30 million in the nine months ended September 30, 2010 compared to $0.74 million in the nine months ended September 30, 2009.  Other income in the nine months of 2009 mainly consisted of lease income of $778,000 from leasing a workshop and the right to use our technology for manufacturing royal jelly; while in the nine months of 2010, other income mainly consisted of lease income of $260,000 from leasing a different product manufacturing technology and workshop starting from June 30, 2010 for a period of one year.

Net income. Net income for the nine months ended September 30, 2010 was $12.52 million compared to $11.17 million for the nine months ended September 30, 2009, an increase of $1.36 million or 12%.  The increase was mainly attributed to increased net sales and decreased cost of goods sold. Our management believes net income will increase as we continue to offer better quality and variety of products and continue to improve our manufacturing efficiency.

Liquidity and Capital Resources

At September 30, 2010, the Company had cash and cash equivalents of $29.95 million, other current assets of $1.51 million, and current liabilities of $4.24 million. In addition, at September 30, 2010, working capital was $27.22 million and the ratio of current assets to current liabilities was 7.42-to-1.

The following is a summary of cash provided by or used in each of the indicated types of activities during the nine months ended September 30, 2010 and 2009, respectively:

	2010	2009
Cash provided by (used in):
Operating Activities	$16,327,845	$11,325,254
Investing Activities	$(482,831)	$(27,751)
Financing Activities	$2,222,475	$(2,614,430)

Net cash provided by operating activities was $16.33 million for the nine months ended September 30, 2010, compared to $11.33 million for the comparable period of 2009. The increase in net cash inflow from operating activities was mainly due to an increase in our net income, payments received as unearned revenue, less payments made for taxes and other payables during the period.

Net cash used in investing activities was $0.48 million for the nine months ended September 30, 2010, compared to $27,751 for the comparable period of 2009.  The cash outflow during the nine months ended September 30, 2010 was mainly due to construction of a new workshop and acquisition of equipment.

Net cash provided by financing activities was $2.22 million for the nine months ended September 30, 2010 compared to $2.61 million cash outflow for the comparable period of 2009. The cash inflow in financing activities for the nine months ended September 30, 2010 mainly consisted of proceeds of $2.2 million for stock issued.

We do not believe inflation had a significant negative impact on our results of operations during the nine months ended September 30, 2010.

Off-Balance Sheet Arrangements

We have not made any other financial guarantees or other commitments to guarantee the payment obligations of any third party. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Comparison of the Years Ended December 31, 2009 and 2008

The following table summarizes our results of operations. The table and the discussion below should be read in conjunction with the unaudited financial statements and the notes thereto appearing elsewhere in this Prospectus.

	2009		2008
Sales	$47,484,188		$12,852,884
Cost of Sales	21,640,326	46%	4,584,093	36%
Gross Profit	25,843,862	54%	8,268,791	64%
Operating Expense	5,856,040	12%	1,208,998	9%
Income from Operations	19,987,822	42%	7,059,793	55%
Other Income (Expenses), net	984,738	2%	959,735	7.5%
Income Tax Expense	5,355,758	11%	748,919	6%
Net Income	$15,616,802	33%	$7,270,609	57%

Sales. During the year ended December 31, 2009, we had sales of $47.48 million, compared to $12.85 million for 2008, an increase of $34.63 million or 269%. The increase in sales was primarily a result of increased sales from Tianfang, which brought us $34.09 million sales or 72% of our total sales during 2009. Tianfang’s sales increased $28.45 million or 493% during the year ended December 31, 2009; while in 2008, Tianfang had only 6 months operations due to the snow disaster in China.  In addition, there was increased demand from our dealers and distributors as a result of increased acceptance and trust in our products from end users despite our increased selling price in 2009.  We believe our sales will continue to grow as we develop new products and continue to improve the quality of our existing products.

Cost of Sales. Cost of sales increased $17.06 million or 372%, from $4.58 million for the year ended December 31, 2008 to $21.64 million for the year ended December 31, 2009. The increase was mainly due to increased production as a result of our acquisition of Tianfang and increased demand from the end users. The cost of sales as a percentage of sales for the year ended December 31, 2009, 46% compared to 36% for 2008, which was attributable to relatively higher cost of sales of Tianfang, 51% of sales, while the cost of sales was 33% of the sales for Heilongjiang Weikang. The relatively higher cost of Tianfang was mainly due to Tianfang’s high cost product type which are popular and well-accepted products in order to meet customers’ demand and which are being used for expanding its market share in the new regions. When the market becomes stable and recognition of Tianfang brand is established in these new regions, we will launch new product lines to replace the low profit margin products.

Gross Profit. Gross profit was $25.84 million for the year ended December 31, 2009, compared to $8.27 million for 2008, profit margins of 54% and 64% of sales, respectively. The decrease in our profit margin was mainly due to increase in cost of sales as a percentage of sales as a result of relatively high cost of sales from Tianfang’s operations during 2009.

Operating Expenses. Total operating expenses consisted of selling, general and administrative expenses of $5.85 million for the year ended December 31, 2009 compared to $1.21 million for the year ended December 31, 2008, an increase of $4.64 million or 383%. Operating expenses as a percentage of sales was 12% for the year ended December 31, 2009 while it was 9% for 2008. This increase was attributable to the combined expenses of Heilongjiang Weikang and Tianfang due to the acquisition of Tianfang in July 2008. In addition, we had R&D expense of $1.95 million in 2009 for developing certain new medicine and health supplemental products with the Botany medicine research center of Northeast Forestry University.

Net Other Income. Other income was $0.98 million in the year ended December 31, 2009 compared to $0.96 million in the year ended December 31, 2008, an increase of $25,000 or 3%.  Other income in 2009 and 2008 mainly consisted of lease income received from leasing a workshop and right to use our technology for manufacturing royal jelly.

Net Income. Our net income for the year ended December 31, 2009 was $15.62 million compared to $7.27 million for the year ended December 31, 2008, an increase of $8.35 million or 115%.   The increase was mainly attributed to growth in revenue and efficiency of operations. Our management believes net income will continue to increase as we continue to offer better quality and variety of products and improve our manufacturing efficiency.

Liquidity and Capital Resources

As of December 31, 2009, the Company had cash and equivalents of $11.38 million, other current assets of $0.31 million, and current liabilities of $10.54 million. Working capital was $1.15 million at December 31, 2009. The ratio of current assets to current liabilities was 1.11-to-1 as of December 31, 2009.

The following is a summary of cash provided by or used in each of the indicated types of activities during the years ended December 31, 2009 and 2008, respectively:

	2009	2008
Cash provided by (used in):
Operating Activities	$17,468,437	$10,178,609
Investing Activities	(3,563,305)	(808,739)
Financing Activities	(2,550,714)	(9,635,668)

Net cash provided by operating activities was $17.47 million for 2009, compared to $10.18 million for 2008. The increase in net cash inflow from operating activities was mainly due to an increase in our net income with faster collection on accounts receivable.

Net cash used in investing activities was $3.56 million for 2009, compared to $0.81 million for 2008.  The cash outflow during the year ended December 31, 2009 was mainly due to the acquisition of additional office equipment at $29,491 and purchase of a new land use right for $3.53 million.

Net cash used in financing activities was $2.55 million for the year ended December 31, 2009 compared to $9.64 million for 2008. The net cash outflow in financing activities for the year ended December 31, 2009 mainly consisted of payment of $3.81 million for the remaining portion of the acquisition price of Tianfang; and repayment of sales receipts of $1.26 million from the management that was previously deposited into a personal bank debit card owned by the Company’s officer mainly for the purpose of convenience on payment collection.

We do not believe inflation had a significant negative impact on our results of operations during 2009.

Off-Balance Sheet Arrangements

We have not made any other financial guarantees or other commitments to guarantee the payment obligations of any third party. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosures about Market Risk

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and equivalents, trade accounts receivable, accounts payable and long-term obligations. We consider investments in highly liquid instruments purchased with a maturity of 90 days or less at the date of purchase to be cash equivalents. However, in order to manage the foreign exchange risks, we may engage in hedging activities to manage our financial exposure related to currency exchange fluctuation. In these hedging activities, we might use fixed-price, forward, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible.

DESCRIPTION OF BUSINESS
Overview

We are principally engaged in developing, manufacturing and distributing health and nutritional supplements in China. The Company has also expanded its business scope to develop, manufacture and distribute Chinese herbal extract products and GMP (Good Manufacturing Practice) certified western prescriptive medicine.

History

As used herein the terms "We", the "Company", "WKBT", the "Registrant," or the "Issuer" refers to Weikang Bio-Technology Group Co., Inc., its subsidiaries and predecessors, unless indicated otherwise. The Company was originally incorporated on May 12, 2004 in Florida as Expedition Leasing, Inc. On July 12, 2008, the Company redomiciled from Florida to Nevada and changed to its name to Weikang Bio-Technology Group Co., Inc. pursuant to an acquisition of Sinary Bio-Technology Holdings Group, Inc. (“Sinary”), a Nevada corporation and, Sinary’s wholly owned subsidiary, Heilongjiang Weikang Biotechnology Group Co., Ltd. (“Heilongjiang Weikang”), a limited liability company organized and existing under the laws of the People’s Republic of China (“PRC”). Upon completion of the transaction on December 7, 2007, Sinary and Heilongjiang Weikang became our wholly-owned subsidiaries. The transaction was treated for accounting purposes as a capital transaction and recapitalization by the accounting acquirer and as a re-organization by the accounting acquiree.

Overview of Sinary

Sinary was incorporated under the laws of the State of Nevada on August 31, 2007. On October 25, 2007, Sinary entered into an equity interest transfer agreement with the owners of Heilongjiang Weikang to acquire 100% of the equity interest of Heilongjiang Weikang for 57 million Renminbi ( “RMB” ), or approximately $ 7.6 million. In connection with this acquisition, on November 6, 2007, Heilongjiang Weikang was approved by the Heilongjiang Provincial Government as a foreign invested enterprise (“FIE” ), and the acquisition of Heilongjiang Weikang was deemed completed on November 9, 2007, the date when the Heilongjiang Office of the State Administration for Industry and Commerce ( or Heilongjiang SAIC ) issued a FIE business license to Heilongjiang Weikang, and registered Sinary as the 100% owner of Heilongjiang Weikang’s registered capital.  Pursuant to the terms of the equity interest transfer agreement and the requirements of applicable PRC laws and regulations, Sinary had a grace period to remit the acquisition price by June 30, 2010. On August 6, 2010, Sinary and the former owners of Heilongjiang Weikang entered into a Settlement Agreement and Release pursuant to which the former owners waived all of their rights that they have to payment of both the acquisition price and contributed the acquisition price to the Company’s capital.   Other than the 100% equity interest in Heilongjiang Weikang, Sinary has no other assets. Sinary conducts all of its business operations through Heilongjiang Weikang.

Overview of Heilongjiang Weikang

Heilongjiang Weikang was incorporated in Heilongjiang Province, PRC on March 29, 2005, formerly known as Heilongjiang Province Weikang Bio-Engineering Co., Ltd. Heilongjiang Weikang had an initial registered capital of RMB 5 million. On November 21, 2006, Heilongjiang Weikang changed its corporate name to “Heilongjiang Weikang Bio-Technology Group Co., Ltd.” and increased its registered capital to RMB 40 million. On October 25, 2007, the owners of Heilongjiang  Weikang sold and transferred 100% of Heilongjiang  Weikang ’ s equity interests to Sinary pursuant to an equity interest transfer agreement.  Upon completion of the transaction on November 9, 2007, Sinary became the 100% owner of Heilongjiang  Weikang’s registered capital; and Heilongjiang  Weikang was subsequently approved as an FIE by HeilongjiangProvincial Government.  Heilongjiang Weikang is primarily engaged in the development, manufacture, marketing and distribution of health and nutritional supplements in the PRC.

On June 30, 2008, Heilongjiang Weikang entered into a stock transfer agreement with Tianfang (Guizhou) Pharmaceutical Co., Ltd. (“Tianfang”), a limited liability company organized and existing under the laws of the PRC, and Tianfang’s two shareholders: Beijing Shiji Qisheng Trading Co., Ltd., a limited liability company organized and existing under the laws of China, and Tri-H Trade (U.S.A.) Co., Ltd., a California corporation.  Pursuant to the terms of the Agreement, Heilongjiang Weikang acquired 100% of the equity interests of Tianfang in exchange for $15,000,000. The transaction was completed on July 22, 2008. Heilongjiang Weikang paid $15,000,000 as of the end of 2009.  We believe the acquisition of Tianfang has strengthened our distribution channels and improved our production capacity. As a result of the acquisition we now not only sell Chinese herbal extract products, but also sell “western” pharmaceuticals.

Overview of Tianfang

Tianfang was incorporated in Guizhou Province, China in 1998 with a registered capital of RMB 5,900,000 ($891,000). Tianfang is located within the Zhazuo Medicine Industry Area of Xiuwen country, Guiyang City, Guizhou Province, PRC where it engages in the development, manufacture and distribution of Chinese herbal extract products and GMP certified western prescription pharmaceuticals.  Tianfang operates on 71,907 square meters with 14,675 square meters of factory facilities. Tianfang has a well-established business that benefits greatly from economies of scale and cost. Tianfang, as an independent subsidiary, currently has 244 employees, including 68 full-time administrators, 126 full-time production workers and 50 full-time sales representatives. Tianfang has six production lines and all of its products have received Good Manufacturing Practices (“GMP”) certification. For the fiscal year 2009 and nine months ended September 30, 2010, Tianfang had sales revenues of $34 million and $27 million,  and net income of $10 million and $9 million, respectively.

On January 6, 2010 Weili Wang,  the holder of 24,725,200 shares of our Common Stock (approximately 88% of our then issued and outstanding Common Stock), formed LWL, a British Virgin Islands corporation and issued to herself 10,000 ordinary shares which represents 100% of the issued and outstanding share capital of LWL.  In June 2010, Ms. Weili Wang transferred 22,925,200 of her shares of our Common Stock (82% of our then issued and outstanding Common Stock) to LWL.  On May 5, 2010, Ms. Weili Wang and Yin Wang, our Chief Executive Officer and Chairman of the Board entered into a Call Option Agreement (the “Option Agreement”), pursuant to which Weili Wang granted Yin Wang an irrevocable and unconditional option to purchase all of her ordinary shares of LWL (the “Option Shares”) at $0.10 per ordinary share for a total purchase price of $1,000.  Mr. Wang has the right to purchase thirty-four percent (34%) of the Option Shares on December 31, 2010 and thirty-three percent (33%) of the Option Shares on December 31, 2011 and December 31, 2012, respectively.  The Option Agreement expires on June 29, 2015.  If and when the option is fully exercised, Yin Wang will become the sole shareholder of LWL whose sole asset is 22,925,200 shares of our Common Stock.

Business Description of the Company

Since the reverse merger with Sinary and Heilongjiang Weikang was consummated, we have continued operations of Heilongjiang Weikang, which is principally engaged in developing, manufacturing and distributing health and nutritional supplements in China, in compliance with requisite Chinese licenses and approvals. We are also expanding our business scope to develop, manufacture and distribute Chinese herbal extract products and GMP certified western prescription pharmaceuticals through the acquisition of Tianfang.

Principal Products or Services

Heilongjiang Weikang is located in Heilongjiang Province in northeastern PRC, with its principal office and manufacturing facility located in the Economic and Technology Development Zone in the city of Shuangcheng, approximately 42 kilometers south of the provincial capital Harbin. Heilongjiang Weikang’s primary products are Chinese herbal-based health and nutritional supplements. Heilongjiang Weikang actively seeks to maintain and improve the quality of its products, and since April 2006, Heilongjiang Weikang has implemented the “GB/T 1900-2000 idt ISO 9001:2000” quality assurance management system into all of its manufacturing processes.

Heilongjiang Weikang currently manufactures and distributes a series of internally developed health supplements under the trademark “Rongrun”. The “Rongrun” line of products presently includes:

Rongrun Youth Keeping Capsules

Rongrun Youth Keeping Capsules contain kudzu vine root, soybean isoflavone, oil extract from Chinese forest frog, jequirity fruit, and Vitamin E. These capsules may promote the restoration of the natural balance of female hormones reduce symptoms of irritability, depression, headache, vomiting, high blood pressure, and other conditions related to menopause. Balancing female hormones may lower the risk of arteriosclerosis by utilizing the body’s natural protection against heart diseases before menopause. These capsules are also intended to increase the absorption of calcium, which may deter the onset of osteoporosis, and to enhance the body’s immune system in order to counter negative health conditions associated with aging beyond menopause. This product accounted for approximately 3.78% of our total sales in 2009.

Rongrun Energy Keeping Capsules

The key component of the Rongrun Energy Keeping Capsules is grape seed extract, which is harvested for its high content of oligomeric proacnthocyanidins (or OPC). OPC is being studied for its antioxidant properties in reducing free radicals and oxidative stress, which may be effective in reducing the risk of cardiovascular disease by promoting blood vessel elasticity and countering inflammation, and promote a slower and healthier aging process by increasing skin elasticity and smoothness, joint flexibility and heightening immunity. Other ingredients of the Energy Keeping Capsules include Barbary wolfberry fruit, which may improve eyesight and promote liver function by reducing lipid accumulation in the liver, Vitamin E and oil extracted from corn endosperm, which is the albumin tissue produced in the seeds during fertilization and is rich in nutrients. This product accounted for approximately 3.75% of our total sales in 2009.

Rongrun Vitamin Sugar Capsules

The Rongrun Vitamin Sugar Capsules contain bitter melon, hawthorne fruit, propolis, cactus, Vitamin E, and oil extract from corn endosperm, and aims to reduce the onset of cardiovascular disease and fatigue, and promote healthy aging. Propolis, which is a resinous substance that bees collect from tree buds or other botanical sources and used as a sealant in the hive, has long been used in Chinese traditional medicine for the relief of inflammations, viral diseases, ulcers, and superficial burns or scalding. This product accounted for approximately 4.11% of our total sales in 2009.

Rongrun Intestine Cleansing Capsules

The Rongrun Intestine Cleansing Capsules contain shisonin, black currant, Vitamin E, and oil extract from corn endosperm. Shisonin ( perilla frutescens ), or wild red basil, has long been harvested in China for its medicinal properties. These capsules are intended to lower blood lipid levels in order to reduce the likelihood of brain and heart vessel related diseases, to provide nutrition for the brain and the optic nerve, to strengthen the immune system, and to promote a healthy aging process. This product accounted for approximately 3.84% of our total sales in 2009.

Rongrun Artery Cleansing Capsules

The constituent ingredients of the Rongrun Artery Cleansing Capsules are gingko, hawthorn fruit, Vitamin E, and oil extract from corn endosperm. Ginkgo extract may have three effects on the human body: it may improve blood flow (including microcirculation in small capillaries) to most tissues and organs; it may protect against oxidative cell damage from free radicals; and it may block many of the effects of platelet-activating factor (platelet aggregation, blood clotting) that have been related to the development of a number of cardiovascular, renal, respiratory and central nervous system diseases are intended to reduce the level of cholesterol built-up in the arteries in order promote healthier heart and brain functions and to decrease the likelihood of heart attacks and strokes. This product accounted for approximately 3.95% of our total sales in 2009.

Rongrun Royal Jelly Extract

Royal Jelly is a honey bee secretion that is used in the nutrition of the bee larvae, and has been used as part of traditional Chinese medicine since the early first century. Royal Jelly is a rich source of complete protein, containing all the essential amino acids, as well as essential fatty acids, minerals and vitamins, particularly pantothenic acid (B-5) and pyridoxine (B-6). Royal Jelly also contains collagen; lecithin; and vitamins A, C, D and E. Additionally, Royal Jelly contains several other compounds that have been shown to help lower cholesterol. Another component in Royal Jelly, 10-Hydroxy-2-Decenoic Acid (10-HDA), is being studied for its immuno-regulatory and anti-cancer properties. While Royal Jelly is widely available commercially, Weikang’s Rongrun Royal Jelly Extract is distinguished from the competition by its enhanced concentration of 10-HDA. Weikang introduced its Royal Jelly product in 2007. This product accounted for approximately 4.63% of our total sales in 2009.

Rongrun Kidney Boost Tonic

Rongrun Kidney Boost Tonic contains various traditional Chinese herbs including ginseng, dioscorea and cistanche salsa. All of the components in our tonic have been used for centuries in China to strengthen and promote healthy kidney functions. A tenet of traditional Chinese medicine is that a strong kidney attributes to strong “ qi ”, which translates into strong bones, sharp vision, clarity of hearing, and healthy organs, while unhealthy kidneys are responsible for weak “ qi ” as manifested by physical weakness, low energy level, mental deficiency, high blood pressure and reduced sex drive. This product accounted for approximately 4.06% of our total sales in 2009.

Tianfang’s products are sold under trademark “Tianfang”, which presently include:

Ferrous Fumarate Granule

Ferrous Fumarate Granule contains Ferrous Fumarate. It is used for iron deficiency anemia caused by various reasons, such as, chronic blood loss, malnutrition, pregnancy, or child development period.  This product accounted for approximately 24.24% of our total sales in 2009.

Eucommia Ulmoides Oliv Granule

The key components of Eucommia Ulmoides Oliv Granule are Eucommiae ulmoides Oliv, Eucommiae ulmoides Oliv leaves, which is nourishing liver and kidney, strengthening muscles and bones. This product accounted for approximately 23.26% of our total sales in 2009.

Bushen Qiangshen Tablet

Bushen Qiangshen Tablet contains Epimedium, dodder, Rosa laevigata, glossy privet fruit and cibot rhizome, which may be effective in nourishing the liver and kidney, enriching yin, strengthening yang, and enhancing health and brain function. This product accounted for approximately 7.85% of our total sales in 2009.

Tinidazole Vaginal Effervescent Tablet

The key component of Tinidazole Vaginal Effervescent Tablet is Tinidazole.  It is intended to fight infections caused by anaerobe, especially for anaerobic infection of female reproductive systems.  This product accounted for approximately 14.87% of our total sales in 2009.

Ranitidine Hydrochloride Capsule

Ranitidine Hydrochloride Capsule, a prescription-strength generic formulation of Zantac, is formulated to treat duodenal ulcers, gastric ulcers, gastroesophageal reflux disease and other gastric conditions.

Product Development

Our products currently under development as of September 30, 2010 include: 10-hydroxy-2-decylenic acid, commonly known as 10-HDA, in gel capsule and in powder form. 10-HDA has been promoted as having anti-cancer properties and used in the treatment of radiation sickness and angiocardiopathy. Our products have been approved by the Heilongjiang Department of Health, although we have not yet begun production, as of February 9, 2011 we expect production to begin in 2012.

In cooperation with the Forest Ecology Department of Northeast Forestry University, in 2008 we began developing new product lines involving the planting of “ShuangBaoGu”( a variety of mushroom) on “Saline-alkali Soil”.  By combining the saline-alkali soil cultivated “ShuangBaoGu” mushroom, sweet corn, and beet we can produce sweet corn bamboo juice, sweet corn straw juice, and beet juice.  These juices are thought to have several positive health benefits including the prevention and treatment of cardiovascular disease.  Through the development of these products we hope to help customers reduce the level of cholesterol built-up in arteries, and promote healthier heart and brain functions. We have not yet begun production on this project as of the date of this registration statement, but we anticipate that production should commence in 2012.

As a result of the recent acquisition of Tianfang, we are developing a new product known as Dofetilide.  Dofetilide is a medicine given to patients with atrial fibrillation (irregular heartbeats). Atrial fibrillation occurs when certain parts of the heart (the chambers known as atria) beat too fast or irregularly, causing an uncomfortable chest pain and “fluttering” or “palpitations.” Dofetilide may help the heart to beat more regularly and stay beating regularly for a longer period of time. This medicine is currently undergoing the second-phase clinical test.

Our Distribution Methods

Since Heilongjiang Weikang launched its products from its home base of Heilongjiang Province in May 2006, we have extended our sales and distribution network to the national capital of Beijing as well as to four provinces, namely: Anhui, Hebei, Henan and Jiangsu. Currently, we only sell to wholesale dealers, who then distribute our products to their customers such as local retail stores and pharmacies. Heilongjiang Weikang will continue to identify and establish business relationships with more wholesale vendors across China in order to strengthen our distribution network.

The acquisition of Tianfang helped to expand our distribution network and increase our sales channels.  Tianfang has more than 60 retail sales locations throughout China in many of the major cities. Tianfang was acquired by Heilongjiang Weikang in July 2008, and since then both companies have operated together on only a trial basis while adjusting to the acquisition.  We hope to expand Heilongjiang Weikang’s distribution network through the channels that Tianfang provides.  We see this strategy as an excellent opportunity for corporate growth of both organizations.

We recognize the importance of branding as well as packaging. All of our products bear a uniform brand but have specialized designs to differentiate the different categories. We conducts promotional marketing activities to publicize and enhance our image as well as to reinforce the recognition of our brand names, which includes: (1) organizing cooperative promotional activities with distributors; (2) conducting product informational meetings with distributors; and (3) creating sales incentive programs such as rebates for distributors.

Major Customers

Five customers who are dealers of the Company accounted for 47% of the Company’s net revenues for 2008.  Each customer accounted for 14%, 12%, 11% and 10% of sales, of which, one was the related party owned by the shareholder of Weikang accounting for about 1% of total sales. There were no customers which accounted for over 10% of the Company’s sales for the years ended December 31, 2009 and 2008.

The loss of any and/or all of these customers could have a material adverse effect on our business.

Competition

Although we presently do not have any direct competitors in the PRC due to the uniqueness of most of our products, competitive products are available on the marketplace that offer features similar to those of our products. For example, Jinwanxia Technology Development Co., Ltd.(or Jinwanxia), a subsidiary of the state-owned pharmaceutical conglomerate Heilongjiang Pharmaceutical Group Holding Co., Ltd., distributes a line of bee-derived products which potentially compete with our  Royal Jelly Extract. China’s health supplements industry is highly fragmented and competitive, and companies such as Jinwanxia have greater financial, marketing and technical resources than us. Additionally, there can be no assurance that one or more of these companies will not develop products that compete directly with, and are equal or superior to, our products. Nevertheless, we believe that we can maintain and increase our market position through our strong R&D capability, unique products, growing sales network and competitive prices.

Principal Suppliers

Three and two suppliers provided 38% and 26% of the Company’s purchases of raw material for the years ended December 31, 2009 and 2008, respectively. For 2009, each vendor accounted for 16%, 11%, 11%. For 2008, each vendor accounted for 16% and 10%. For the year ended December 31, 2010, the top two suppliers provided 21.38% and 12.91% of our raw materials, respectively.

The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, market demand, and freight costs. We have no long term agreements with our suppliers, and purchase raw materials on a purchase order basis. Our management recognizes that this strategy also carries with it the potential disadvantages and risks of shortages and supply interruptions. Our suppliers are meeting our supply requirements, and we believe our relationships with our suppliers are stable.

Intellectual Property

We rely on a combination of trademark, copyright and trade secret protection laws in PRC and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property and brand. As a part of their employment, each of our employees agrees to abide by the confidentiality provisions set forth in our employee procedure guide.

Health and nutritional supplements manufacturers may at times be involved in litigation based on allegations of infringement or other violations of intellectual property rights. Furthermore, the application of laws governing intellectual property rights in the PRC is uncertain and evolving and could involve substantial risks to us.

Set forth below is a detailed description of our trademarks.

Mark	Registration No.	Class	Effective Date	Expiration Date	Owner

5219378
Class 30. Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices; ice.
			March 28, 2009	March 27, 2019	Heilongjiang Weikang

1367751
Class 5.
Pharmaceutical and veterinary preparations; sanitary preparations for medical purposes; dietetic substances adapted for medical use, food for babies; plasters, materials for dressings; material for stopping teeth, dental wax; disinfectants; preparations for destroying vermin; fungicides, herbicides.
			February 28, 2010	February 27, 2020	Tianfang

Government Approval and Regulation of Our Principal Products

General PRC Government Approval

Heilongjiang Weikang currently has the requisite approval and licenses from the Heilongjiang Provincial Government and the Heilongjiang Office of the State Administration for Industry and Commerce to manufacture, process and distribute health supplements in pill and tonic forms.

Tianfang currently has the requisite approval and licenses from the Guizhou Provincial Government and the Guizhou Office of the State Administration for Industry and Commerce to manufacture and sell  pharmaceuticals in tablet, capsule, and granule forms (including traditional Chinese medicine extract).

Compliance with Circular 106 and the 2006 M&A Regulations

On May 31, 2007, China’s State Administration of Foreign Exchange (or SAFE) issued an official notice known as “Circular 106”, which requires the owners of Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure in so-called “round-trip” investment transactions for foreign financing as well as subsequent acquisition matters in China. Likewise, the “Provisions on Acquisition of Domestic Enterprises by Foreign Investors” (known as the 2006 M&A Regulations), issued jointly by Ministry of Commerce (or MOFCOM), State-owned Assets Supervision and Administration Commission, State Taxation Bureau, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE in September 2006, impose approval requirements from MOFCOM for “round-trip” investment transactions, including acquisitions in which equity is used as consideration.

Because Sinary was not established by the owners of Heilongjiang Weikang and because Sinary and Heilongjiang Weikang are owned by unrelated parties, the two companies did not have any direct or indirect connection until Sinary’s acquisition of Heilongjiang Weikang. Sinary acquired Heilongjiang Weikang for cash, rather than equity consideration. Sinary’s sole stockholder (immediately prior to the share exchange transaction with Expedition Leasing) is not a “domestic person” as defined under Circular 106. Accordingly, Sinary is not a “special purpose company” as defined in Circular 106 and Sinary’s acquisition of Heilongjiang Weikang is not a “round trip” investment transaction. As such, Circular 106 and the provisions of the 2006 M&A Regulations relating to special purpose companies are not implicated. Sinary’s acquisition of Heilongjiang Weikang is a pure cross-border merger and acquisition transaction governed by and permitted under the 2006 M&A Regulations, and Heilongjiang Weikang was accordingly approved and issued a business license as a FIE by the Heilongjiang Provincial Government and the Heilongjiang Office of the State Administration for Industry and Commerce, respectively.

Costs and Effects of Compliance with Environmental Laws

We are subject to certain requirements and potential liabilities under national, regional and municipal environmental laws, ordinances and regulations in the PRC. We may generate certain wastes that may be deemed hazardous or toxic under applicable environmental laws, and we from time to time have incurred, and in the future may incur, costs relating to compliance with the environmental laws. Although we may incur remediation and other environmental-related costs during the ordinary course of operations, management anticipates that such costs will not have a material adverse effect on our operations or financial condition.

Research and Development

We are committed to quality research and development (or R&D). We focus on the development of new products and the improvement of existing products. Our R&D team is led by Dr. Zhengbin Xu, M.D., who has over 40 years of clinical and research experience with traditional Chinese herbs and in nutrition.  Dr. Xu has published 56 scientific articles in international and domestic journals and has prior professional affiliations with the Chinese Medicine Research Bureau (as Vice Director of Research and Development), Heilongjiang Province Chinese Medicine Co., Ltd. (as General Manager), and the Chinese Medical Association (as Vice President).

Other members of our R&D team include: (i) Mr. Hongbin Cui, who is an Executive of Harbin Medical School’s Public Health Institute with over 20 years of research experience in dermatology and nutrition; (ii) Mr. Zuo Zhang, Vice President and Chief Pharmacist of Harbin Medical School Hospital, and an executive of Heilongjiang Province Medical Association; (iii) Mr. Hua Shi, Vice Administrator of Heilongjiang Province Health Quality Control Bureau and a health supplements expert; (iv) Mr. Bingchun Wu , who is a former Executive of Heilongjiang Province Chinese Medicine Research Association; and (v) Mr. Huisheng Qin, M.D., Ph.D.,   who has over 20 years experience as a surgeon, professor and scientist and knowledge in neurobiology, molecular cell biology, pathology, pharmacology and nutritional science.

For 2008, 2009 and 2010, we had $0, $1,951,000 and $ 2,570,000 in R&D expenses.

Our Employees

As of February 9, 2011, the Company had 425 full-time employees.  Of our 425 employees 124 are involved in our administration, 246 are involved in production and 55 are part-time sales representatives.  We have not experienced any significant work stoppage or production shutdown since inception and we do not anticipate any in the near future.  Our management believes we have a strong relationship with our workers.

Our Principal Executive Offices

Our principal executive office is located in the “Economic & Technology Development Zone” of Chengxu Village, Shuangcheng Town, Shuangcheng City, Heilongjiang Province, PRC. Our telephone number is (86) 451-88355530.

Reports to Security Holders

We file reports including our annual report, information statements as well as other reports required of publicly held companies with the SEC. You can read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E, Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us.

PROPERTIES

Heilongjiang Weikang’s principal executive offices and manufacturing facility are located approximately 42 kilometers south of the provincial capital Harbin, in the “Economic and Technology Development Zone” in the City of Shuangcheng. We acquired the land use rights for 50 years for this property in 2005 and the land underlying the facility is approximately 9.63 acres in size. The facility includes two workshops, an administrative office building, a warehouse and cafeteria building, all of which are owned by us. We acquired the land use rights and the buildings of the facility from the Shuangcheng Municipal Government pursuant to a lease, under which we agreed to renovate and utilize the site and existing buildings and structures for our health supplements business. In return, we were exempted from certain municipal fees during our renovation efforts, and we were also exempted from income tax from 2005 to 2008.

In November 2009, the Company signed a new lease for the right to use an additional 143,688 square meters of property located in the “Shuangcheng Economic Development Zone” in the City of Shuangcheng.  We paid $3,530,000 for the use of this additional land from November 2009 until November 2059. There is no tax exemption or other arrangements for this lease.

Tianfang leases property located within the Zhazuo Medicine Industry Area of Xiuwen county, Guiyang City, Guizhou Province, China where it engages in the development, manufacture and distribution of Chinese herbal extract products and GMP certified western prescription pharmaceuticals.  Tianfang’s operations comprise 71,907 square meters with 14,675 square meters of factory facilities.  Tianfang has four workshops, one administration building, four warehouses, and one staff building, all of which are owned by Tianfang including the land use rights for 50 years, starting from 2001.

LEGAL PROCEEDINGS

We know of no material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

MARKET PRICE OF AND DIVIDENDS OF OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “WKBT.OB”. Presented below is the high and low bid information of our Common Stock for the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Year Ended December 31, 2009, by quarters:	High	Low
3/31	$1.04	$1.04
6/30	$2.00	$0.51
9/30	$3.00	$0
12/31	$3.05	$1.65

Year Ended December 31, 2010, by quarters:	High	Low
3/31	$3.75	$2.35
6/30	$6.99	$2.70
9/30	$3.30	$1.90
12/31	$3.65	$2.37

Securities Authorized for Issuance under Equity Compensation Plans

On June 24, 2008, our Board of Directors approved a 2008 Stock Incentive Plan for our employees, officers, and directors, and our consultants and advisors. We also filed a related Form S-8 with the SEC. As of February 9, 2011, we had 297,000 shares issued pursuant to 2008 Stock Incentive Plan.

Holders

As of February 9, 2011, there were approximately 402 holders of record of our Common Stock, including the shares held in street name by brokerage firms. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

Dividends

We have not paid dividends on our Common Stock and do not anticipate paying such dividends in the foreseeable future. We will rely on dividends from our PRC Subsidiaries for our funds and PRC regulations may limit the amount of funds distributed to us from our PRC Subsidiaries, which will affect our ability to declare any dividends.

DIRECTORS AND EXECUTIVE OFFICERS

Current Executive Officers and Directors

The following tables set forth information regarding the Company’s current executive officers and directors of the Company. The BOD is comprised of only one class. Except as otherwise described below, all of the directors will serve until the next annual meeting of stockholders or until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.

Name	Age	Positions
Yin Wang	55	Chief Executive Officer and Chairman of the Board of Directors
Baolin Sun	55	Chief Financial Officer
Yvonne Zhang	36	Director
Yilun Jin	36	Director
Allen Zhang	57	Director
Yan Huang	46	Director

Yin Wang is the founder and Chairman of Weikang. Mr. Yin Wang has extensive clinical training and bio-medical research experience, having been a physician in China for over 30 years. From 1980 to 1982, Mr. Yin Wang served as the Director of the Surgical Department at the Harbin Geriatric Hospital. Thereafter, from 1982 until 2001, Mr. Yin Wang served as the Director of Harbin No. 2 Chinese Medical Hospital. Shortly thereafter, in 2002, he founded Weikang. Mr. Yin Wang is a graduate of Harbin Medical University, a prestigious and nationally recognized medical school in China.

Baolin Sun was appointed our Chief Financial Officer on July 23, 2010. He has more than twenty years’ experience in finance and accounting.  Prior to joining the Company, Mr. Sun was the Finance Manager and Chief Finance Officer of Guangdong Chaozhou Foreign Business Activity Center from June 2005 to January 2010.  Mr. Sun also served as the Head of Finance Department and Manager of Securities Department at Jilin Wuhua Group Co., Ltd. from May 1993 to April 2005.  In addition, from December 1980 to April 1993, Mr. Sun served as the Head of Accounting and Finance Department in Harbin Department Store Company.  Mr. Sun graduated and received his Bachelor degree in Finance and Economics from Dongbei University of Finance and Economics.

Yvonne Zhang is a U.S. Certified Public Accountant.  From November 2001 to June 2005, Ms. Zhang was the Accounting Manager of Koo Chow & Company, LLP, an accounting firm in Los Angeles, CA.  Ms. Zhang also served as the Audit in Charge in Kabani & Company in Los Angeles, CA, from June 2005 to June 2006.  In addition, in July 2006, Ms. Zhang established her own business, V-Trust Accounting and Tax Services, in Alhambra, CA, providing consulting services to Chinese based companies going public in the U.S. regarding Chinese GAAP and U.S. GAAP reconciliation, preparation of financial statements in compliance with U.S. GAAP and PCAOB standards and review of financial sections of SEC filings.  Since August 2007, Ms. Zhang has been serving as the Chief Financial Officer of Songzai International Holding Group Inc., a coal production and mining company.  Ms. Zhang received her Bachelor degree in accounting in 1999 and her Master degree from California State University, Northridge.

Yilun Jin is a certified Chartered Financial Analyst.  From August 2002 to December 2003, Mr. Jin was the Management Associate of Citigroup in New York, NY.  Mr. Jin then served as the Vice President of Markets and Banking of Citigroup in New York, NY, from January 2004 to September 2008. Since September 2008, Mr. Jin has been serving as the Chief Financial Officer of American Lorain Corporation, an integrated food manufacturing company, listed on NYSE Amex.  Mr. Jin received his Bachelor of Arts degree in Economics from Fudan University, Shanghai, China in 1997 and his MBA in International Management with Specialization of Finance from Thunderbird School of Global Management in 2002.
Allen Zhang has been serving as the International Business Consultant of Oriental Connections/China Railway Construction 18 th Bureau Corporation/Shanghai Power Transmission Engineering Company since 2002. Since 2008, Mr. Zhang also has been serving as the Interim Chief Financial Officer of Pansoft Company Limited, an enterprise resource planning (ERP) software solutions and services provider for the oil and gas industry in China.  Mr. Zhang received his Bachelor of Science degree in Economics from People’s University of China, Beijing, China in 1982 and his Master of Science in Agricultural and Applied Economics from University of Minnesota in 1988.

Yan Huang is a PRC qualified lawyer.  From 1988 to 1992, Ms. Huang participated in the professional business trainings of the copyright law, real estate law, mergers and acquisitions and reorganization.  She studied the Russian trade regulations in Moscow in 1993.  In 2003, Ms. Huang was awarded the qualification of independent director of listed companies by Chinese Securities Regulatory Commission. Ms. Huang is the founder and the attorney of Heilongjiang Long Yang Law Firm, China, since 2007.  Ms. Huang received her Bachelor of Law degree and Master of Civil and Commercial Law degree from Heilongjiang University in 1987.

Audit, Nominating and Compensation Committees

Due to our lack of operations and size, we have not designated an audit committee. Furthermore, we are currently quoted on the OTC Bulletin Board, which is sponsored by the NASD, under the symbol “WKBT.OB” and the OTCBB does not have any listing requirements mandating the establishment of any particular committees. Our board of directors acts as our audit committee and performs equivalent functions, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors’ independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. For these same reasons, we do not have any other committees.

Our board believes that, considering our size and the members of our board, decisions relating to director nominations can be made on a case-by-case basis by all members of the board without the formality of a nominating committee or a nominating committee charter. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.

The BOD does not have an express policy with regard to the consideration of any director candidates recommended by shareholders since the board believes that it can adequately evaluate any such nominees on a case-by-case basis. The BOD will evaluate shareholder-recommended candidates under the same criteria as internally generated candidates. Although the board does not currently have any formal minimum criteria for nominees, substantial relevant business and industry experience would generally be considered important, as would the ability to attend and prepare for board, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the BOD.

We have not received any recommendations for a director nominee from any shareholder.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged by the Company to become directors or executive officers.

Involvement in Certain Legal Proceedings

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal chief executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is being designed with the intent to deter wrongdoing, and to promote the following:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submits to, the SEC and in other public communications made by us

•      Compliance with applicable governmental laws, rules and regulations. The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	Accountability for adherence to the code

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to (i) all individuals serving as the Company’s principal executive officer or acting in a similar capacity during the last two completed fiscal years, regardless of compensation level, and (ii) the Company’s two most highly compensated executive officers other than the principal executive officers serving at the end of the last two completed fiscal years.

Summary Compensation Table

 The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to us for the fiscal years ended December 31, 2010, 2009, and 2008, of those persons who were either the chief executive officer during the last completed fiscal year or any other compensated executive officers as of the end of the last completed fiscal year, and whose compensation exceeded $100,000 for those fiscal periods.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Yin Wang, Chief Executive	2010	4,000	0	0	0	0	0	0	4,000
Officer and Chairman	2009	4,000	0	0	0	0	0	0	4,000
	2008	4,000	0	0	0	0	0	0	4,000
Yanhua Liu, Chief Financial	2010	1,668.49	0	0	0	0	0	0	1,668.49
Officer and Director (1)	2009	3,000	0	0	0	0	0	0	3,000
	2008	3,000	0	0	0	0	0	0	3,000
Baolin Sun Chief Financial	2010	2,425.89	0	0	0	0	0	0	2,425.89
Officer (2)	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0

(1)	On July 23, 2010, Ms. Yanhua Liu resigned as the Chief Financial Officer and director of the Company.
(2)	Mr. Baolin Sun was appointed our Chief Financial Officer on July 23, 2010. Mr. Sun will receive a monthly cash compensation of RMB 3,000 and no equity compensation.

Outstanding Equity Awards at Fiscal Year-End

There are no unexercised options, unvested stock awards or equity incentive plan awards for any of the above-named executive officers outstanding as of February 9, 2011.

Compensation of Directors

We did not pay any compensation to our directors for any services provided as a director during the years ended December 31, 2009 and 2008.   On April 7, 2010, the BOD of the Company appointed Yvonne Zhang, Yilun Jin, Allen Zhang and Yan Huang as directors of the Company, effective immediately.  The Board has determined that Yvonne Zhang, Yilun Jin, Allen Zhang and Yan Huang are independent directors within the meaning set forth in the applicable rules, as currently in effect.  In connection with the appointments of the new directors to the BOD, the Company agreed to pay (i) Yvonne Zhang an annual compensation of 10,000 shares of the Company’s restricted Common Stock, (ii) Yilun Jin an annual compensation of 10,000 shares of the Company’s restricted Common Stock, (iii) Allen Zhang an annual compensation of 10,000 shares of the Company’s restricted Common Stock and (iv) Yan Huang an annual compensation of 10,000 shares of the Company’s restricted Common Stock.   There are no other formal or informal understandings or arrangements relating to compensation.

Employment Agreements, Termination of Employment, and Change-in-Control Arrangements

We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last two fiscal years, we have not entered into any material transactions or series of transactions that would be considered material in which any officer, director or beneficial owner of 5% or more of any class of our capital stock, or any immediate family member of any of the preceding persons, had a direct or indirect material interest. There are no transactions presently proposed, except as follows:

1.  Due from Weikang’s Management

At December 31, 2008, due from management mainly represented lease payments received by Weikang’s CEO on behalf of Weikang for leasing the royal jelly manufacturing workshop and the right to use Weikang’s technology for manufacturing royal jelly from January 1, 2008 through June 30, 2010.  During 2008, Weikang’s CEO received lease income of $1,008,000 (RMB 7,000,000) and prepaid lease payment of $219,000 (RMB 1,500,000) on behalf of the Company.

At December 31, 2009, due from management was advance payment of $1,745 to one of the Company’s officers for his paying certain expenses relating to the Company’s daily operations.

At September 30, 2010, due to related party represented Company’s expenses of $25,369 paid by a related party company owned by one of the Company’s officers. This advance bears no interest and is payable upon demand.

2.  Sales to Related Party

One of our customers, Weikang Pharmaceutical Group Co., Ltd., is owned by Mr. Yin Wang, our current chief executive officer and chairman of the board of directors. Mr. Wang was also a shareholder of Heilongjiang Weikang Bio-Technology Group Co., Ltd., our Chinese operating company, before the company was acquired by Sinary.

During 2008 and the four months ended December 31, 2007, the Company sold $1,081,000 and $213,000, respectively, to another related company owned by the Company’s chief executive officer. The receivables from this related party was $0 as of December 31, 2008 and 2007.

3.  Advance from Officer and Other Expense

Advance from officer and other expense represented the payment of $650,000 made by an officer of Heilongjiang Weikang on behalf of Sinary to certain former shareholders of the Company in connection with the reverse acquisition between the Company and Sinary on December 7, 2007. The advance from officer bears no interest and is payable on demand. On August 6, 2010, the officer waived the payment of the advance and contributed the advance to the Company’s capital.

Indemnification Agreements

None.

Director Independence

None of the members of the BOD is “independent” as defined under the rules of the NASDAQ Stock Market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of February 9, 2011 regarding the beneficial ownership of stock by (a) each stockholder who is known by the Company to own beneficially in excess of 5% of the Company’s outstanding stock; (b) each director; (c) the Company’s chief executive officer; and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock (the only class of outstanding stock), except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 30,911,880 shares of Common Stock outstanding, as of February 9, 2011.  Except as otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

OFFICERS, DIRECTORS AND BENEFICIAL OWNERS, AS OF FEBRUARY 9, 2011

Name & Address of Beneficial Owner (1)	Title of Class	Amount & Nature of Beneficial Owner (2)		% of Class (2)
Owner of More Than 5%
Lucky Wheel Limited	Common Stock,	22,925,200		74.16%
P.O. Box 957	$.00001 par value
Offshore Incorporations Centre Tortola, British Virgin Islands
Weili Wang	Common Stock, $.00001 par value	22,925,200	(3)	74.16%
Directors and Executive Officers
Yin Wang (3)	Common Stock, $.00001 par value	22,925,200	(3)	74.16%
Baolin Sun	Common Stock, $.00001 par value	0		*
Yilun Jin (4)	Common Stock, $.00001 par value	10,000	(4)	*
Allen Zhang (5)	Common Stock, $.00001 par value	10,000	(5)	*
Yvonne Zhang	Common Stock, $.00001 par value	0		*
Yan Huang (6)	Common Stock, $.00001 par value	10,000	(6)	*
All directors and executive officers as a	Common Stock,	22,955,200		74.16%
group (six persons)	$.00001 par value

(1)  Unless stated otherwise, the business address for each person named is c/o Weikang Bio-Technology Group Co., Inc.

(2)  Calculated pursuant to Rule 13d-3(d) (1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. We believe that each individual or entity named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by them (subject to community property laws where applicable) and except where otherwise noted.

(3)  On May 5, 2010, Ms. Weili Wang, the sole owner of Lucky Wheel Limited (“Lucky Wheel”), and Yin Wang, our Chief Executive Officer and Chairman of the Board entered into a Call Option Agreement (the “Option Agreement”), pursuant to which Weili Wang granted Yin Wang an irrevocable and unconditional option to purchase all of her ordinary shares of Lucky Wheel (the “Option Shares”) at a price of $0.10 per ordinary share for a total purchase price of $1,000.  Mr. Wang has the right to purchase thirty-four percent (34%) of the Option Shares on December 31, 2010 and thirty-three percent (33%) of the Option Shares on December 31, 2011 and December 31, 2012, respectively.  The Option Agreement expires on June 29, 2015.  As of February 9, 2011, Mr. Wang has acquired the right to purchase 34% of the Option Shares. Since the sole asset of Lucky Wheel is 22,925,200 shares of our Common Stock, Mr. Wang thus indirectly owned 7,794,568 shares of our Common Stock. In addition, Mr.Wang serves as the Chief Executive Officer and a director of Lucky Wheel. Mr.Wang has the power to block any change in the structure of Lucky Wheel and the issuance of any new shares of Lucky Wheel, among other powers. Yin Wang may be deemed the ultimate beneficial owner of the 22,925,200 shares of our Common Stock by virtue of his blocking power and his right to exercise options held in Lucky Wheel Limited.

(4) On April 7, 2010, our BOD appointed Yilun Jin as our director effective immediately.  In connection with the appointment, Yilun Jin received an annual compensation of 10,000 shares of our Common Stock on June 21, 2010.

(5) On April 7, 2010, our BOD appointed Allen Zhang as our director effective immediately.  In connection with the appointment, Allen Zhang received an annual compensation of 10,000 shares of our Common Stock on June 21, 2010.

(6) On April 7, 2010, our BOD appointed Yan Huang as our director effective immediately.  In connection with the appointment, Yan Huang received an annual compensation of 10,000 shares of our Common Stock on June 21, 2010.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Description of Capital Stock

Common Stock

We are authorized to issue 100,000,000 shares of Common Stock, $0.00001 par value. As of February 9, 2011, 30,911,880 shares of our Common Stock were outstanding.

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on all matters. Stockholders do not have preemptive rights to purchase shares in any future issuance of our Common Stock. Upon our liquidation, dissolution or winding up, and after payment to our creditors, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of Common Stock.

The holders of shares of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. We have never declared or paid cash dividends. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, $0.01 par value per share, no shares of which were issued and outstanding as of February 9, 2011.

Our Certificate of Incorporation authorizes our BOD to issue shares of preferred stock in one or more classes or series within a class upon authority of the BOD without further stockholder approval. Any preferred stock issued in the future may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Registration Rights

On January 20, 2010, the Company entered into a Subscription Agreement with three “accredited” investors.   Pursuant to the Subscription Agreement, the investors purchased 1,470,588 shares of the Company’s Common Stock at $1.70 per share. Pursuant to the Subscription Agreement, the Company had agreed to file a resale Registration Statement on Form S-1 by April 9, 2010 registering the investor shares of Common Stock and the shares of Common Stock issuable under warrants issued to the investors with the Securities and Exchange Commission.   In the event the Company did not file the Registration Statement by the required filing date, or the Registration Statement is not declared effective by the SEC by 120 days after the required filing date, the Company had agreed to pay liquidated damages to each investor, at a rate per month equal to 0.50% of the total purchase price of the shares purchased by such investor pursuant to the Subscription Agreement.  In no event, however, may the penalties exceed 9% in the aggregate of such total purchase price. The Company filed the Registration Statement on Form S-1 on March 25, 2010 and it was declared effective on April 21, 2010.

In December 2010 and January 2011, we sold in a series of private placements 520,831 Units, each unit comprised of (i) four shares of Common Stock,  (ii) a three-year warrant to purchase one share of Common Stock at $3.60 per share, and (iii) a three-year warrant to purchase one share of Common Stock at $4.80 per share for an aggregate purchase price of $4,999,973.60 and issued certain warrants to the placement agents to purchase a total of 168,232 shares of  our Common Stock at $2.40 per share. In connection with the private placements, we agreed to file a registration statement covering the shares of Common Stock issued as part of the Units and issuable upon exercise of the Warrants issued to the investors and the placement agent. We are to file the registration statement within 45 days following the final closing of the private placements and have the registration statement declared effective within 120 days after such closing, except that the effective date shall be extended by 30 days in the event that the SEC undertakes a full review of the registration statement.  If the registration statement is not filed or declared effective within the above-mentioned periods, we shall pay cash liquidated damages to each investor in the amount equal to 0.5% of the amount subscribed for by such investor, to be paid each month from the required effectiveness date until the registration statement is filed or declared effective, as applicable.

Warrants

At February 9, 2011, the following warrants were outstanding:

Investor Warrants

•
Warrants to purchase 312,500 shares of Common Stock at $3.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our Common Stock.

•
Warrants to purchase 312,500 shares of Common Stock at $5.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our Common Stock.

Other Warrants

•
Warrants to purchase 73,528 shares of Common Stock at $3.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our Common Stock.

•
Warrants to purchase 73,528 shares of Common Stock at $5.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our Common Stock.

In our recent financing in December 2010 and January 2011, we issued to certain investors and our placement agents warrants to purchase 1,209,894 shares of our Common Stock for a term of three years from the date of issuance. As of February 9, 2011, the following warrants were outstanding:

•	Series C Warrants—warrants to purchase 520,831 shares of our Common Stock at $3.60 per share.

•	Series D Warrants—warrants to purchase 520, 381 shares of our Common Stock at $4.80 per share.
•	Placement Agent Warrants—warrants to purchase 168,232 shares of our Common Stock at $2.40 per share.

Series C Warrants, Series D Warrants and Placement Agent Warrants are immediately exercisable and have a term of three years.  Such Warrants may be exercised cashlessly in the event that there is no effective registration statement providing for the resale of the Common Stock underlying the Warrants. The exercise prices of the Warrants are subject to customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.  Additionally, for a period of three years following the final closing of the private placements, anti-dilution protection shall be afforded the investors.

Resale of Restricted Securities

Rule 144 provides an exemption from registration under the Securities Act of 1933 for sales by holders of "restricted securities" (i.e., securities acquired directly or indirectly from the issuer or an affiliate of the issuer in a transaction or chain of transactions not involving a public offering) and for sales of "control securities" (i.e., securities held by affiliates, regardless of how they acquired them).

In February 2008, amendments to Rule 144 under the Securities Act of 1933 that substantially liberalized the rules governing the resale of securities issued in private transactions or held by affiliates became effective. The amendments shortened the holding periods for restricted securities of public companies, significantly reduced the conditions applicable to sales of restricted securities by non-affiliates, and modified other aspects of the rules.

Under amended Rule 144, holders of restricted securities of reporting companies (i.e., companies that have been subject to public reporting requirements for at least 90 days before the sale) are able to sell their securities after holding them for only six months, subject to specified conditions. Sales under Rule 144 may also limited by manner of sale provisions and notice requirements and to the availability of current public information about the combined company.

Sales by Non-Affiliates under Rule 144

After six months but prior to one year from the date of acquisition of securities from the issuer or an affiliate of the issuer, non-affiliates of reporting companies may resell those securities under Rule 144 subject only to the current public information requirement described below. They will not have to file a Form 144, follow manner-of-sale requirements, or stay within the volume limitations. After holding securities for one year, non-affiliates of both reporting and non-reporting companies may resell those securities freely without any additional conditions under Rule 144.

Sales by Affiliates

In general, affiliates are subject to all of the requirements under Rule 144.

•
Current public information. There must be adequate current public information available about the issuer. Reporting companies must have been subject to public reporting requirements for at least 90 days immediately before the Rule 144 sale and must have filed all required reports (other than Forms 8-K) during the 12 months (or shorter period that the company was subject to public reporting) before the sale. For non-reporting companies (including companies that have been subject to the public reporting requirements for less than 90 days), certain other specified public information must be available.

•
Holding period. Restricted securities must be held for at least six months before they may be sold (securities issued in registered transactions are not subject to a holding period). The holding period for restricted securities of non-reporting companies is one year.

•
Volume limitations. For equity securities, in any three-month period, resales may not exceed a sales volume limitation equal to the greater of (i) the average weekly trading volume for the preceding four calendar weeks, or (ii) one percent of the outstanding securities of the class.  The volume limitations for debt securities permits the sale of up to 10% of a tranche or class of debt securities in any three-month period.

•
Manner-of-sale requirements. Resales of equity securities must be made in unsolicited "brokers' transactions" or transactions directly with a "market maker" and must comply with other specified requirements.  Equity securities may be sold in "riskless principal transactions" (in addition to "brokers' transactions" and transactions directly with a "market maker").

•	Filing of Form 144. The seller must file a Form 144 if the amount of securities being sold in any three-month period exceeds the lesser of 5,000 shares or $50,000 in aggregate sales price.

Nevada Law

Some provisions of Nevada law and our Certificate of Incorporation and amended and restated bylaws could make the following transactions more difficult:

•	acquisition of our company by means of a tender offer, a proxy contest or otherwise; and
•	removal of our incumbent officers and directors.

These provisions of our amended and restated certificate of incorporation and amended and restated bylaws, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our BOD determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Under the NRS, amendments of a company's articles of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote on the amendment, and if the amendment would increase or decrease the number of authorized shares of any class or series or the par value of shares of that class or series or would adversely affect the rights, powers or preferences of that class or series, a majority of the outstanding stock of that class or series also would be required to approve the amendment.

Under the NRS, a special meeting of shareholders can be called by a company's board of directors or by any person or persons as may be authorized by the corporation's articles of incorporation or bylaws. The NRS permit corporate action without a meeting of shareholders upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action being taken, unless the articles of incorporation or bylaws expressly provide otherwise. Under the NRS, any director may be removed by the vote of shareholders representing not less than two-thirds of the voting power entitled to vote.

The NRS provides that any merger, consolidation or share exchange of a Nevada corporation, as well as the sale, lease, exchange or disposal of all or substantially all of its assets not in the ordinary course of business, generally must be recommended by the BOD and approved by a vote of a majority of the outstanding shares of stock of the corporation entitled to vote on such matters, unless the articles of incorporation provides otherwise. Under the NRS, the vote of the shareholders of a corporation surviving a merger is not required if: (a) the articles of incorporation of the surviving domestic corporation will not differ from its articles before the merger; (b) each stockholder of the surviving domestic corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; (c) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and (d) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.

The NRS provides that any person who has been a shareholder of record for at least six months preceding his demand, or any person holding, or thereunto authorized in writing by the holders of, at least 5 percent of all of the Company’s outstanding shares is entitled to inspect the corporation's stock ledger, articles of incorporation, bylaws and any amendments to the articles of incorporation and bylaws.

Anti-Takeover Implications

Nevada, like many other states, permits a corporation to adopt a number of measures through amendment of the corporate articles of incorporation or bylaws or otherwise, which measures are designed to reduce a corporation's vulnerability to unsolicited takeover attempts. The reincorporation is not being proposed in order to prevent such a change in control, nor is it in response to any present attempt known to the board of directors to acquire control of the Company or to obtain representation on the board of directors.

In the discharge of its fiduciary obligations to its shareholders, the BOD has evaluated the Company's vulnerability to potential unsolicited bidders. In the course of such evaluation, the BOD of the Company may consider in the future certain defensive strategies designed to enhance the Board's ability to negotiate with an unsolicited bidder. These strategies include, but are not limited to, the adoption of a shareholder rights plan and severance agreements for its management and key employees that become effective upon the occurrence of a change in control of the Company. None of these measures has been implemented by the Company under Nevada law.

Undesignated Preferred Stock.  The authorization of undesignated preferred stock makes it possible for our BOD to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

These provisions could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Market Information

Our Common Stock price is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “WKBT.”

SELLING STOCKHOLDERS

The following table sets forth as of  February 22, 2011 information regarding the current beneficial ownership of our Common Stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the selling stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling stockholder (or any of them), or that will be held after completion of the resales.  In addition, a selling stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. No selling stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.  None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer except indicated in the footnotes.

Name of Stockholder	Total Number of Shares of Common Stock Held Prior to Offering	Number of Shares of Common Stock Underlying Warrants Held and Offered Pursuant to this Prospectus	Number of Shares of Common Stock Held and Offered Pursuant to this Prospectus Including Shares of Common Stock Issuable upon Exercise of Warrants	Shares Beneficially Owned Before Offering (Percentage) (1) (2)	Shares Beneficially Owned After the Offering (Number) (1)	Shares Beneficially Owned After the Offering (Percentage) (1)(2)
The Bosphorous Group, Inc. (3) 318 N, Carson St. #208 Carson City, NV 89701	188,252	2,084	6,252	*	182,000	*
Jon Baldwin 18161 E Linvale Drive Avrora, CA 80013	60,000	20,000	60,000	*	0	0
Freestone Advantage Partners, LP (4) 3100 Dundee Rd., Ste. 703 Northbrook, IL 60062	6,240	2,080	6,240	*	0	0
Cranshire Capital, L.P. (5) 3100 Dundee Rd., Ste. 703 Northbrook, IL 60062	118,752	39,584	118,752	*	0	0
Whalehaven Capital Fund Limited (6) 560 Sylvan Avenue, 3rd Floor Englewood Cliffs, NJ 07632	150,000	50,000	150,000	*	0	0
Chestnut Ridge Partners, LP (7) 10 Forest Ave. Ste. 220 Paramus, NJ 07652	187,500	6,2500	187,500	*	0	0
Alpha Capital Anstalt (8) Pradafaut 7 Furstentums 1490 Vaduz, Liechtenstein	240,000	80,000	240,000	*	0	0
Assameka Capital Inc. (9) 150 Central Park South, 2nd Floor New York, NY 10019	15,000	5,000	15,000	*	0	0
Octagon Capital Partners (10) 155 West 68th St., #27E New York, NY 100019	60,000	20,000	60,000	*	0	0
C.J. McTavish 2027 West 35th Ave Vancouver, BC, V6M/J/ Canada	30,000	10,000	30,000	*	0	0
Bristol Investment Fund, Ltd. (11) 69 Dr. Roy’s Drive, P.O. Box 1043 George Town, Grand Cayman, Cayman Islands KY1-1102	124,999	41,666	124,999	*	0	0
Lane Ventures, Inc. (12) 120 Park Street Woodmere, NY 11598	15,000	5,000	15,000	*	0	0
Cape One Financial Master Fund Ltd. (13) 410 Park Ave., Suite 1500 New York, NY 10022	62,502	20,834	62,502	*	0	0
Midsouth Investor Fund, L.P. (14) 201 4th Ave. North, Suite 1950 Nashville, TN 37219	156,252	52,084	156,252	*	0	0
DNST Properties (15) 6612 N. LeMai Lincolnwood, IL 60712	124,998	41,666	124,998	*	0	0
NPV LP (16) 54655 Heritage Dr. Mishawaka, IN 46545	30,000	10,000	30,000	*	0	0
Global Speculation LP (16) 54655 Heritage Dr. Mishawaka, IN 46545	30,000	10,000	30,000	*	0	0

Global Speculation III LP (16) 54655 Heritage Dr. Mishawaka, IN 46545	30,000	10,000	30,000	*	0	0
Global Speculation V LP (16) 54655 Heritage Dr. Mishawaka, IN 46545	30,000	10,000	30,000	*	0	0
Global Speculation VI LP (16) 54655 Heritage Dr. Mishawaka, IN 46545	30,000	10,000	30,000	*	0	0
DNL LTD. (16) 54655 Heritage Dr. Mishawaka, IN 46545	90,000	30,000	90,000	*	0	0
Berdon Ventures LLC (26) 37 WesterLeigh Road Purchase, NY 10577	60,000	20,000	40,000	*	0	0
Steven Wallitt 12 Abby Drive Lawerenceville, NJ 08648	30,000	10,000	30,000	*	0	0
Gerald A. Caterina 119 Fifteenth St. Huntington Beach, CA 92648-4408	30,000	10,000	30,000	*	0	0
Bradley Rotter 850 Corbett Ave., Ste. 6 San Francisco, CA 94131	49,998	16,666	49,998	*	0	0
John E. Barsell and Sandra K. Barsell RR2 Box 3933 Pahoa, HI 96778	126,000	42,000	126,000	*	0	0
Nigel Alexander 2460 W. 26th Ave., 380C Denver, CO 80211	12,000	4,000	12,000	*	0	0
Thomas Scott Deal P.O. Box 463 Aurora, NC 27806	15,624	5,208	15,624	*	0	0
David A. Dent 6712 Arrowhead Pass Edina, MN 55439	30,000	10,000	30,000	*	0	0
John Bremner 4058 Ripple Place West Van, BC, Canada	25,248	416	1,248	*	24,000	*
Jeffrey Tisherman & Ingrid Tisherman Ttees U/A Dtd 6/28/06 Tisherman Family Trust (17) 1718 Port Westbourne Pl. Newport Beach, CA 92660	96,000	32,000	96,000	*	0	0
Next View Capital LP (18) 180 Crestview Dr. Deerfield, IL 60015	187,500	62,500	187,500	*	0	0
Silver Rock II, Ltd. (19) Sable Trust, Roadtown, Tortola, BVI	150,000	50,000	150,000	*	0	0
Paragon Capital LP (20) 110 E. 59th St., 22nd Fl New York, NY 10022	187,500	62,500	187,500	*	0	0
Richmond Capital LP (21) One Hawthorne Lane Westport, CT 06880	124,998	41,666	124,998	*	0	0
Dash Com Inc. (22) 1793 Country Lane Quakertown, PA 18951	218,748	72,916	218,748	*	0	0
Capital Ventures International (23) Attn: Heights Capital Management 101 California St., Suite 3250 San Francisco, CA 94111	126,000	42,000	126,000	*	0	0
Alpha Capital Anstalt (24) Pradafaut 7 Furstentums 1490 Vaduz Liechtenstein	62,502	20,834	62,502	*	0	0

Momona Capital Corp.(25) C/O LH Financial Services 150 Central PKS New York, NY 10019	19,374	6,458	19,374	*	0	0
Hunter Wise Financial Group, LLC (27) 2361 Campus Drive, Suite 100 Irvine, CA 92612	128,096	99,096	99,096	*	128,096	*
Pacific Summit Capital (28) 6 Venture, Suite 100 Irvine, CA 92618	26,296	26,296	26,296	*	0	0
George Johnson (29) 195 N Harbor Drive #4403 Chicago IL 60601	3,000	3,000	3,000	*	0	0
Christopher Wynne (29) 1516 S. Wabash APT 807 Chicago IL 60605	1,069	1,069	1,069	*	0	0
Daniel Keys Gushman (29) 8116 Sawmill Road Henrico, VA 23229	406	406	406	*	0	0
Allan Conrad Cruickshanks(29) 805 N Hamilton Street, Apt D Richmond, VA 23221	406	406	406	*	0	0
Hayden McMillian (29) 5906 Fitzhugh Avenue Richmond, VA 23226	406	406	406	*	0	0
Horace D. Usry, Jr. (29) 3 Whitfield Rd Baltimore, MD 21210	406	406	406	*	0	0
National Securities Corporation (30) 330 Madison Avenue, 18th Floor New York, NY 10017	12,260	12,260	12,260	*	0	0
Scott Shames (30) 40 W 72 Street New York, NY 10023	6,347	6,347	6,347	*	0	0
Carmelo E Troccoli (30) 136 E 55th Street, Apt. 8K New York, NY 10022	405	405	405	*	0	0
David Rich (30) 69 Osprey Dr. Old Bridge, NJ 08857	236	236	236	*	0	0
Jeff Auerbach (30) 315 E 65th Street New York, NY 10022	6,347	6,347	6, 347	*	0	0
Jonathan C. Rich (30) 10 Fennimore Court Flanders, NJ 07836	1,621	1,621	1,621	*	0	0
Robert Bookbinder (30) 425 E 63rd Street New York, NY 10021	130	130	130	*	0	0
Carmelo Troccoli (30) 330 Madison Avenue, 18th FL. New York, NY 10017	263	263	263	*	0	0
David Rich (30) 330 Madison Avenue, 18th FL. New York, NY 10017	263	263	263	*	0	0
Jeff Auerbach (30) 330 Madison Avenue, 18th FL. New York, NY 10017	2,969	2,969	2,969	*	0	0
Jonathan C. Rich (30) 330 Madison Avenue, 18th FL. New York, NY 10017	1,053	1,053	1,053	*	0	0
Robert Bookbinder (30) 330 Madison Avenue, 18th FL New York, NY 10017	146	146	146	*	0	0
Scott Shames(30) 330 Madison Avenue, 18th FL New York, NY 10017	2,969	2,969	2,969	*	0	0
Thomas Suppanz(30) 330 Madison Avenue, 18th FL New York, NY 10017	2,138	2,138	2,138	*	0	0

* Less than one percent.

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person as the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)
As of February 22, 2011, there were 30,911,880 shares of our Common Stock issued and outstanding. In determining the percent of Common Stock beneficially owned by a selling stockholder on February 22, 2011, (a) the numerator is the number of shares of Common Stock beneficially owned by such selling stockholder (including shares that he has the right to acquire within 60 days of February 22, 2011), and (b) the denominator is the sum of (i) the 30,911,880 shares outstanding on February 22, 2011 and (ii) the number of shares of Common Stock which such selling stockholders has the right to acquire within 60 days of February 22, 2011.

(3)	Daniel J. McClory is the president of this selling stockholder and has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(4)
Downsview Capital, Inc. (“Downsview”) is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares held in such account which are being registered hereunder.

(5)
Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

(6)	Michael Finkelstein has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(7)	Kenneth Pasternak has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(8)	Konred Ackermann is the director of this selling stockholder and has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(9)	Asher Brand is the president of this selling stockholder and has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(10)	Steven Hat is the general manager of this selling stockholder and has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(11)
Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(12)	Joe Hammer has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(13)	Reid Drescher is the director of this selling stockholder and has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(14)	Lyman O. Heidtke is the general partner of this selling stockholder and has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(15)	Michael Aufrecht is the manager of this selling stockholder and has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(16)	Glen Bradford is the general partner of this selling stockholder and has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(17)	Jeffrey Tisherman and Ingrid Tisherman are the trustees of this selling stockholder and have the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(18)	Stewart Flink is the manager of the selling stockholder and has the sole voting and dispositive power over the securities held for the account for this selling stockholder.

(19)	Ezzat Jallad is the director of the selling stockholder and has the sole voting and dispositive power over the securities held for the account for this selling stockholder.

(20)	Alan P. Donenfeld is the general partner of the selling stockholder and has the sole voting and dispositive power of the securities held for the account of this selling stockholder.

(21)	David Kass has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(22)	Daniel Kaufman is the CEO of this selling stockholder and has the sole voting and dispositive power of the securities held for the account of this selling stockholder.

(23)
Heights Capital Management, Inc., the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.

(24)	Konred Ackermann is the director of this selling stockholder and has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(25)	Arie Rabinowitz has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(26)	Frederick Berdon has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(27)
In connection with the private placement transactions in January 2011 and December 2010, we engaged Hunter Wise Securities, LLC (“Hunter Wise”) as one of our placement agents. As part of consideration for Hunter Wise’s services, we issued Hunter Wise Financial Group, LLC three year warrants to purchase an aggregate of 99,096 shares of Common Stock at an exercise price of $2.40 per share. Hunter Wise Financial Group, LLC is an affiliate of Hunter Wise Securities, LLC, a registered broker-dealer. Fred G. Jager has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(28)
In connection with the private placement transactions in January 2011 and December 2010, we engaged Pacific Summit Securities (“Pacific Summit”) as one of our placement agents. As part of consideration for Pacific Summit’s services, we issued Pacific Summit Capital three year warrants to purchase an aggregate of 26,296 shares of Common Stock at an exercise price of $2.40 per share. Pacific Summit Capital is an affiliate of Pacific Summit, a registered broker-dealer.

(29)
In connection with the private placement transactions in January 2011 and December 2010, we engaged Anderson &Strudwick, Inc. (“Anderson”) as one of our placement agents. As part of consideration for Anderson’s services, we issued Anderson and /or its designees three year warrants to purchase an aggregate of 5,693 shares of Common Stock at an exercise price of $2.40 per share. Based on Anderson’s instruction, warrants to purchase a total of 5,693 shares of Common Stock were issued to its designees. The names of the designees of Anderson and the number of shares underlying the warrants issued to them are as follows:

Name	Number of Shares underlying the Warrants
George Johnson	3,000
Christopher Wynne	1,069
Daniel Keys Gushman	406
Allan Conrad Cruickshanks	406
Hayden McMillian	406
Horace D. Usry, Jr.	406

All the designees of Anderson are affiliates of Anderson, a registered broker-dealer.

(30)
In connection with the private placement transactions in January 2011 and December 2010, we engaged National Securities Corporation (“National Securities”) as one of our placement agents. As part of consideration for National Securities’ services, we issued National Securities and /or its designees three year warrants to purchase an aggregate of 37,147 shares of Common Stock at an exercise price of $2.40 per share. Based on National Securities’ instruction, warrants to purchase a total of 24,887 shares of Common Stock were issued to its designees. The names of the designees of National Securities and the number of shares underlying the warrants issued to them are as follows:

Name	Number of Shares underlying the Warrants
Jeff Auerbach	6,347
Scott Shames	6,347
David Rich	236
Robert Bookbinder	130
Carmelo Troccoli	405
Jonathan C. Rich	1,621
Carmelo Troccoli	263
David Rich	263
Jeff Auerbach	2,969
Jonathan C. Rich	1,053
Robert Bookbinder	146
Scott Shames	2,969
Thomas Suppanz	2,138

Mark Goldwasser is the CEO of National Securities and has the sole voting and dispositive power over the securities held by National Securities. All of National Securities designees are affiliates of National Securities, a registered broker-dealer.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may sell the Common Stock offered by this prospectus directly or through brokers or dealers who may act solely as agents or may acquire Common Stock as principals. Such sales may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers. The selling stockholders may distribute the Common Stock in one or more of the following methods:

•
ordinary brokers transactions, which may include long or short sales through the facilities of the Over-the-Counter Bulletin Board (if a market maker successfully applies for inclusion of our Common Stock in such market) or other market;

•	privately negotiated transactions;

•	transactions involving cross or block trades or otherwise on the open market;

•	sales “at the market” to or through market makers or into an existing market for the Common Stock;

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

•	through transactions in puts, calls, options, swaps or other derivatives (whether exchange listed or otherwise); or

•	any combination of the above, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock or options or other transactions that require delivery by broker-dealers of the Common Stock.

The selling stockholders and/or the purchasers of Common Stock may compensate brokers, dealers, underwriters or agents with discounts, concessions or commissions (compensation may be in excess of customary commissions). The selling stockholders and any broker dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, as amended, and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. We do not know of any arrangements between the selling stockholders and any broker, dealer, or agent relating to the sale or distribution of the shares being registered.

We and the selling stockholders and any other persons participating in a distribution of our Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

The selling stockholders may sell any securities that this prospectus covers under Rule 144 of the Securities Act rather than under this prospectus if they qualify.

We cannot assure you that the selling stockholders will sell any of their shares of Common Stock.

In order to comply with the securities laws of certain states, if applicable, the selling stockholders will sell the Common Stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling stockholders may not sell or offer the Common Stock unless the holder registers the sale of the shares of Common Stock in the applicable state or the applicable state qualifies the Common Stock for sale in that state, or the applicable state exempts the Common Stock from the registration or qualification requirement.

We have agreed to pay all fees and expenses incident to the registration of the shares being offered under this prospectus (estimated to be $35,224.81). However each selling stockholder is responsible for paying any discounts, commissions and similar selling expenses they incur.

We have agreed to indemnify the selling stockholders whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's directors and executive officers are indemnified as provided by the Nevada Revised Statutes Chapter 78 and the Company's Bylaws. These provisions state that the Company's directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company's board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The rights of our shareholders are governed by our articles of incorporation and bylaws and the Nevada Revised Statutes (or NRS). The summary below is not an exhaustive or a complete description of the matters described, and is qualified in its entirety by reference to the NRS, the Company’s articles of incorporation, as amended and restated, and bylaws. The Company's articles of incorporation, as amended and restated, and its bylaws are available for inspection and copying upon request by any shareholder.

The NRS has provisions and limitations regarding directors' liability. The NRS permit a corporation to include in its articles of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director. Under the NRS, the limitation of liability is for other than acts or omissions that involve a breach of fiduciary duty by the director to the Company and that involve intentional misconduct, fraud, or a knowing violation of law.

The NRS generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination, by a majority of the disinterested directors, even though less than a quorum; by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or by a majority vote of the shareholders, at a meeting at which a quorum is present.

The NRS requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Under the NRS, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

With respect to the advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding, under the NRS, the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

LEGAL MATTERS

Our legal counsel, Sichenzia Ross Friedman Ference LLP, located at 61 Broadway, New York, NY 10006, is passing on the validity of the issuance of the Common Stock offered under this prospectus.

EXPERTS

The consolidated financial statements of our company as of December 31, 2009 and 2008 included in this prospectus have been audited by Goldman Kurland and Mohidin LLP, an independent registered public accounting firm, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No “expert” or “counsel” as defined by Item 509 of Regulation S-K promulgated under the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in us or our parents or subsidiaries, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our Common Stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

WEIKANG BIO-TECHNOLOGY GROUP COMPANY, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders
Weikang Bio-Technology Group Company, Inc.

We have audited the consolidated balance sheets of Weikang Bio-Technology Group Company, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, shareholders equity (deficiency) and cash flows for the years ended December 31, 2009 and 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years ended December 31, 2009 and 2008 in conformity with U.S. generally accepted accounting principles.

Goldman Parks Kurland Mohidin LLP
Encino, California
March 22, 2010

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008

ASSETS

CURRENT ASSETS
Cash & equivalents	$11,380,019	$16,927
Advances to suppliers and other receivables	24,334	41,697
Inventory	285,395	151,942
Due from management	1,745	1,243,672

Total current assets	11,691,493	1,454,238

NONCURRENT ASSETS
Property and equipment, net	10,162,946	11,098,046
Intangible assets	15,558,731	12,214,405

Total noncurrent assets	25,721,677	23,312,451

TOTAL ASSETS	$37,413,170	$24,766,689

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$12,668	$12,996
Unearned revenue	11,716	224,271
Taxes payable	2,247,410	1,250,087
Other payables	7,620,321	11,434,937
Advance from officer	650,000	650,000

Total current liabilities	10,542,115	13,572,291

CONTINGENCIES

DEFERRED TAX LIABILITY	3,450,005	3,551,025

STOCKHOLDERS' EQUITY
Common stock, $.00001 par value; authorized shares 100,000,000; issued and outstanding shares 25,486,600 and 25,229,800 at December 31, 2009 and 2008, respectively	255	252
Additional paid in capital (deficit)	139,245	(252)
Statutory reserve	1,069,507	512,637
Accumulated other comprehensive income	844,526	823,151
Retained earnings	21,367,517	6,307,585

Total stockholders' equity	23,421,050	7,643,373

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$37,413,170	$24,766,689

The accompanying notes are an integral part of these consolidated statements.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	YEAR ENDED
	DECEMBER 31, 2009	DECEMBER 31, 2008

Net sales	$47,484,188	$12,852,884
Cost of goods sold	21,640,326	4,584,093

Gross profit	25,843,862	8,268,791

Operating expenses
Selling	2,583,202	351,840
General and administrative	1,321,838	857,158
Research and development	1,951,000	-

Total operating expenses	5,856,040	1,208,998

Income from operations	19,987,822	7,059,793

Non-operating income (expenses)
Interest income	13,206	997
Financial expense	(1,664)	(4,973)
Other income	1,034,885	1,032,896
Other expenses	(61,689)	(69,185)

Total non-operating income, net	984,738	959,735

Income before income tax	20,972,560	8,019,528

Income tax	5,355,758	748,919

Net income	15,616,802	7,270,609

Other comprehensive income
Foreign currency translation gain	21,375	626,719

Comprehensive Income	$15,638,177	$7,897,328

Basic and diluted weighted average shares outstanding	25,375,581	25,229,800

Basic and diluted net earnings per share	$0.62	$0.29

The accompanying notes are an integral part of these consolidated statements.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
YEARS ENDED DECEMBER 31, 2009 AND 2008

	Common stock		Additional	Statutory	Other comprehensive	Retained Earnings / (Accumulated
	Shares	Amount	paid in capital	reserves	income	Deficit)	Total
Beginning at January 1, 2008	25,229,800	$252	$(252)	$19,961	$196,432	$(470,348)	$(253,955)

Net income for the year	-	-	-	-	-	7,270,609	7,270,609

Transfer to statutory reserves	-	-	-	492,676	-	(492,676)	-

Foreign currency translation gain	-	-	-	-	626,719		626,719

Balance at December 31, 2008	25,229,800	$252	$(252)	$512,637	$823,151	$6,307,585	$7,643,373

Shares issued for capital contribution	257,000	3	139,497	-	-	-	139,500

Net income for the year	-	-	-	-	-	15,616,802	15,616,802

Transfer to statutory reserves	-	-	-	556,870	-	(556,870)	-

Foreign currency translation gain	-	-	-	-	21,375	-	21,375

Balance at December 31, 2009	25,486,800	$255	$139,245	$1,069,507	$844,526	$21,367,517	$23,421,050

The accompanying notes are an integral part of these consolidated statements.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED	YEAR ENDED
	DECEMBER 31, 2009	DECEMBER 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,616,802	$7,270,609
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,176,909	1,338,326
Stock issued for consulting expenses	139,500	-
Changes in deferred tax	(104,306)	(38,104)
(Increase) decrease in current assets:
Accounts receivable	-	416,885
Advances to suppliers and other receivables	(1,903)	113,384
Inventory	(133,257)	104,205
Increase (decrease) in current liabilities:
Accounts payable	(340)	(12,856)
Unearned revenue	(212,677)	220,706
Other payables	8,559	243
Taxes payable	979,150	765,211

Net cash provided by operating activities	17,468,437	10,178,609

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property & equipment	(3,563,305)	(808,739)

Net cash used in investing activities	(3,563,305)	(808,739)

CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in due from management	1,261,882	1,712,790
Cash acquired at purchase of business	-	10,176
Payment for purchase of Tianfang	(3,812,596)	(11,278,744)
Changes in due from related party	-	(79,890)

Net cash used in financing activities	(2,550,714)	(9,635,668)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	8,674	165,485

INCREASE (DECREASE) IN CASH & EQUIVALENTS	11,363,092	(100,313)

CASH & EQUIVALENTS, BEGINNING OF YEAR	16,927	117,240

CASH & EQUIVALENTS, END OF YEAR	$11,380,019	$16,927

Supplemental Cash flow data:
Income tax paid	$4,163,362	$372,423
Interest paid	$-	$-

The accompanying notes are an integral part of these consolidated statements.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Weikang Bio-Technology Group Co., Inc., a Nevada corporation (“Weikang” or “the Company) was incorporated on May 12, 2004 in Florida as Expedition Leasing, Inc. (“Expedition”). The Company reincorporated in Nevada and changed to its present name on July 12, 2008, pursuant to a merger with Weikang, a wholly-owned subsidiary, with Weikang as the surviving entity. The Company is engaged in the development, manufacture and distribution of Traditional Chinese Medicine ("TCM") through its indirect wholly-owned operating subsidiary, Heilongjiang Weikang Biotechnology Group Co., Ltd. (“Heilongjiang Weikang”) in the People’s Republic of China (“PRC” or “China”).

On December 7, 2007, the Company (as Expedition) entered into an exchange agreement with Sinary Bio-Technology Holdings Group, Inc., a Nevada corporation (“Sinary”) and its sole shareholder (the “Sinary Stockholder”), pursuant to which the Company issued 24,725,200 shares of common stock to the Sinary Stockholder for all of the common shares of Sinary. Concurrently, Sinary paid $650,000 to certain former shareholders of the Company, who surrendered 24,725,200 shares of the Company’s common stock held by them to the Company for cancellation. As a result, the Sinary Stockholder currently owns 98% of the Company. On the Closing Date, Sinary became a wholly-owned subsidiary of the Company.

Prior to the acquisition of Sinary, the Company was a non-operating public shell corporation. Pursuant to Securities and Exchange Commission (“SEC”) rules, the merger or acquisition of a private operating company into a non-operating public shell corporation with nominal net assets is considered a capital transaction, rather than a business combination. Accordingly, for accounting purposes, the transaction was treated as a reverse acquisition and recapitalization, and pro forma information is not presented. Transaction costs incurred in the reverse acquisition were expensed.

Sinary was incorporated under the laws of the State of Nevada on August 31, 2007. On October 25, 2007, Sinary entered into an equity interests transfer agreement with the stockholders of Heilongjiang Weikang, a limited liability company in the PRC, to acquire 100% of the equity interests of Heilongjiang Weikang for 57 million Renminbi (“RMB”), or approximately $7.6 million.

Heilongjiang Weikang was incorporated in the Heilongjiang Province, PRC on March 29, 2005, and was formerly known as Heilongjiang Province Weikang Bio-Engineering Co., Ltd. Heilongjiang Weikang is engaged in development, manufacture and distribution of Traditional Chinese Medicine ("TCM") in the PRC.

On July 22, 2008, Heilongjiang Weikang completed the acquisition of 100% of the issued and outstanding equity interests of Tianfang (Guizhou) Pharmaceutical Co., Ltd. (“Tianfang”), a Chinese limited liability company, for $15,000,000 (the “Consideration”), pursuant to a stock transfer agreement entered into on June 30, 2008 by and among the Heilongjiang Weikang, Tianfang, and Tianfang’s two shareholders: Beijing Shiji Qisheng Trading Co., Ltd., a Chinese limited liability company (“Shiji Qisheng”) and Tri-H Trade (U.S.A.) Co., Ltd., a California corporation (“Tri-H”, and together with Shiji Qisheng collectively as the “Selling Shareholders”).

Tianfang was incorporated in the Guizhou Province, PRC in 1998. Tianfang is engaged in the development, manufacture and distribution of Over the Counter (“OTC”) Pharmaceuticals.  The Company believes its market share can be expanded to the southern part of China through the acquisition of Tianfang.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICY

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sinary, and the results of operations of Weikang, Sinary’s wholly-owned subsidiary, Tianfang, Weikang’s wholly-owned subsidiary from the date of acquisition (August 1, 2008). All significant inter-company accounts and transactions were eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”), management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. There was no bad debt allowance recorded based on the Company’s past payment collection experience.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Inventory

Inventories are valued at a lower cost or market with cost determined on a moving weighted average basis. Costs of work in progress and finished goods comprise direct material, direct production cost and an allocated portion of production overheads.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for all assets with estimated lives ranging from 3 to 20 years as follows:

Building	20
Vehicle	5
Office Equipment	3-7
Production Equipment	3-10

Land Use Right

Right to use land is stated at cost less accumulated amortization. Amortization is provided using the straight-line method over 50 years.

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison between the carrying amount of an asset and the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is the amount that the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined by the assets expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of December 31, 2009 and 2008, there were no significant impairments of its long-lived assets.

Income Taxes

The Company uses Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” codified in FASB ASC Topic 740,  which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are considered as the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes at inception of the business (codified in FASB ASC Topic 740) on August 31, 2007.  Based on FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. Based on FIN 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amount of the positions that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely to be realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Interests associated with unrecognized tax benefits are classified as interest expenses and penalties are classified in selling, general and administrative expenses in the statements of income.  At December 31, 2009 and 2008, the Company did not take any uncertain positions that would necessitate recording of tax related liability.

Revenue Recognition

The Company's revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104, codified in FASB ASC Topic 480.  Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all the relevant criteria for revenue recognition is met are recorded as unearned revenue.

Sales revenue represents the invoiced value of goods, which is subject to net of value-added tax (“VAT”). All of the Company’s products are sold in the PRC and are subject to Chinese value-added tax of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their end product. The Company recorded VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government.  VAT taxes are not affected by the income tax holiday.

Sales returns and allowances was $0 for the years ended December 31, 2009 and 2008. The Company does not provide unconditional right of return, price protection or any other concessions to its dealers or other customers.

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower cost or market is also recorded in cost of goods sold.

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, codified in FASB Accounting Standards Codification (“ASC”) Topic 350, goodwill is not amortized but is tested for impairment annually, or when circumstances indicate a possible impairment may exist. Impairment testing is performed at a reporting unit level. An impairment loss generally would be recognized when the carrying amount of the reporting unit exceeds the fair value of the reporting unit, with the fair value of the reporting unit determined using a discounted cash flow (DCF) analysis. A number of significant assumptions and estimates are involved in the application of the DCF analysis to forecast operating cash flows, including the discount rate, the internal rate of return, and projections of realizations and costs to produce. Management considers historical experience and all available information at the time the fair values of its reporting units are estimated.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collecting risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the overall performance of the PRC’s economy.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” codified in FASB ASC Topic 230, cash flows from the Company's operations are calculated based upon local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet. Cash flows from operating, investing and financing activities exclude the effect of the acquisition of Tianfang in 2008.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, accounts and other payables, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.   ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

 As of December 31, 2009, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Foreign Currency Translation and Comprehensive Income (Loss)

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States Dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income".

Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

The Company uses SFAS No 130, “Reporting Comprehensive Income,” codified in FASB ASC Topic 220. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except the changes in paid-in capital and distributions to stockholders due to investments by stockholders. Comprehensive income for the years ended December 31, 2009 and 2008 included net income and foreign currency translation adjustments.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123,” codified in FASB ASC Topic 718. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Basic and Diluted Earnings per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted net earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. For the years ended December 31, 2009 and 2008, the Company did not have any dilutive securities.

Segment Reporting

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires a use of the “management approach” model for segment reporting, codified in FASB ASC Topic 280. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manners in which management disaggregates a company.

SFAS 131 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment.

Research and Development

Research and development costs are related primarily to the development of new nutritional and health supplements products. Research and development costs are expensed as incurred.

On January 20, 2009, the Company made an agreement with Botany medicine research center of Northeast Forestry University (“the University”) to develop certain new medicine and health supplemental products.  The Company is responsible for funding the research and development expense and project examination and registration fee of RMB 15,000,000 (or $2,195,000). According to the contract, upon successful completion of the research by the University, the Company is required to pay 85% of total fund to the University and will own the rights to the research findings, and is required to pay the remaining 15% upon registration and approval of the researching findings from State Food and Drug Administration and Department of Public Health of Heilongjiang Province.  The Company is responsible for registration of the research findings and getting approval from related authorities.  In case the registration application is not approved by the authorities, the Company will not be entitled to the refund of the amount it already paid and will not be required to pay the remaining 15% or RMB 2,300,000 ($336,000). During the second quarter of 2009, the research and development of the new medicine and health supplemental products was completed successfully. During the term of the contract, the Company paid RMB 12,700,000 (or $1,859,000) to the University and obtained the ownership rights of the research findings.  The Company is registering the research findings with the related authorities. The Company recorded the payment for the R&D project as R&D expense.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Reclassifications

Certain prior year amounts were reclassified to conform to the manner of presentation in the current year.

New Accounting Pronouncements

In October 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

In August 2009, the FASB issued an ASU regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168 , “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification™ (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 167 will have an impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), codified as FASB Topic ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 166 will have an impact on its financial condition, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. SFAS 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued.
In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulate other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
3. INVENTORY

Inventory at December 31, 2009 and 2008 was as follows:

	2009	2008

Raw materials	$148,519	$33,676
Packing materials	54,777	22,409
Finished goods	82,099	95,857
Total	$285,395	$151,942

4. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at December 31, 2009 and, 2008:

	2009	2008

Building	$8,252,397	$8,244,669
Building improvements	912,316	911,462
Production equipment	2,338,779	2,319,654
Office furniture and equipment	192,458	179,752
Vehicles	118,559	118,448
	11,814,509	11,773,985
Less: Accumulated depreciation	(1,651,563)	(675,939)
	$10,162,946	$11,098,046

Depreciation for the years ended December 31, 2009 and 2008 was $976,000 and $619,000, respectively.

5. ADVANCES TO SUPPLIERS AND OTHER RECEIVABLES

Advances to suppliers represented prepayment for the raw material.  Other receivables represented cash advances to employees and sales representatives for normal business purposes such as advances for traveling expense.

6. RELATED PARTY TRANSACTIONS

Due from Management

At December 31, 2009, due from management represented advance payment of $1,745 to one of the Company’s officers for his paying certain expenses relating to the Company’s daily operations.

At December 31, 2008, due from management mainly represented lease payments received by Weikang’s CEO on behalf of Weikang for leasing the workshop of manufacturing royal jelly and the right to use its technology for manufacturing royal jelly from January 1, 2008 through June 30, 2010.  During 2008, Weikang’s CEO received lease income of $1,008,000 (RMB 7,000,000) and prepaid lease payment of $219,000 (RMB 1,500,000) on behalf of the Company.

Advance from Officer

Advance from officer represented the payment of $650,000 made by an officer of Heilongjiang Weikang on behalf of Sinary to certain former shareholders of the Company in connection with the reverse acquisition between the Company and Sinary on December 7, 2007. The advance from officer bears no interest and is payable on demand.

7. INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 2009 and 2008:

	2009	2008

Land use right	$12,266,864	$8,723,411
Goodwill arising from acquisition of Tianfang	3,581,715	3,578,359
Software	7,216	7,209
	15,855,795	12,308,979
Less: Accumulated amortization	(297,064)	(94,574)
	$15,558,731	$12,214,405

All land in the PRC is government owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” to use the land. The Company has the right to use the land for 50 years and amortizes the right on a straight-line basis for 50 years.

Amortization for the years ended December 31, 2009 and 2008 was $202,000 and $93,000, respectively.   Amortization for the next five years from December 31, 2009 is expected to be $273,000, $273,000, $273,000, $272,000 and $272,000, respectively.

8. MAJOR CUSTOMERS AND VENDORS

There were no customers which accounted for over 10% of the Company’s sales for the year ended December 31, 2009.

Five customers who are dealers of the Company accounted for 47% of the Company’s net revenues for 2008.  Each customer accounted for 14%, 12%, 11% and 10% of sales, of which, one was the related party owned by the shareholder of Weikang accounting for about 1% of total sales.  At December 31, 2009, the total receivable balance due from these five customers was $0.

Three and two vendors provided 38% and 26% of the Company’s purchases of raw material for the year ended December 31, 2009 and 2008, respectively. For 2009, each vendor accounted for 16%, 11%, 11%. For 2008, each vendor accounted for 16% and 10%. Accounts payable to these vendors is $0 at December 31, 2009 and 2008.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

9. TAXES PAYABLE

Taxes payable consisted of the following at December 31, 2009 and 2008:

	2009	2008
Income tax payable	$1,679,250	$381,659
Value added tax payable	505,545	306,012
Individual income tax withholding payable	22	504,123
Sales tax payable	29,290	51,210
Other	33,303	7,083
	$2,247,410	$1,250,087

10. OTHER PAYABLES

At December 31, 2009, other payable is $7.62 million that Sinary was obligated to pay Heilongjiang Weikang’s former owners within one year from the closing of the acquisition of Heilongjiang Weikang. This payable does not bear any interest, and was extended to June 30, 2010.

At December 31, 2008, other payables consisted of $7.62 million purchase price of Heilongjiang Weikang and the unpaid portion of the purchase price of approximately $3.8 million Heilongjiang Weikang was obligated to pay to Tianfang’s former owners within one year from the closing of acquisition date.  The $3.8 million was paid during 2009.

11. DEFFERED TAX LIABILITY, NET

Deferred tax represented differences between the tax bases and book bases of property, equipment and land use right.

At December 31, 2009 and, 2008, deferred tax asset (liability) consisted of the following:

	2009	2008

Deferred tax asset on property and equipment for bases differences	$142,141	$37,758
Deferred tax asset arising from the acquisition of Heilongjiang Weikang	29,620	29,591
Deferred tax liability arising from the acquisition of Tianfang	(3,621,766)	(3,618,374)
Deferred tax liability, net	$(3,450,005)	$(3,551,025)

12. INCOME TAXES

Weikang and Sinary were incorporated in the US and have net operating losses (NOL) for income tax purposes.  Weikang and Sinary had net operating loss carry forwards for income taxes of $139,500 and $650,000 at December 31, 2009, respectively, which may be available to reduce future years’ taxable income as NOL; NOL can be carried forward up to 20 years from the year the loss is incurred. Management believes the realization of benefits from these losses uncertain due to the Company’s limited operating history and continuing losses. Accordingly, a 100% deferred tax asset valuation allowance was provided.

Heilongjiang Weikang and Tianfang are governed by the Income Tax Law of the PRC concerning the private enterprises that are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. Heilongjiang Weikang was exempt from income tax for three years from 2006 to 2008. Tianfang is subject to 25% income tax rate. Net income for year ended December 31, 2008 would have been lower by approximately $1,251,000 or $0.05 earnings per share, if Heilongjiang Weikang was not subject an income tax holiday.

Foreign pretax earnings approximated $21,112,000 and $8,020,000 for the years ended December 31, 2009 and 2008 respectively. Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the US. At December 31, 2009, $22,157,000 of accumulated undistributed earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $1,994,000 would have to be provided if such earnings were remitted currently.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2009 and 2008:

	2009	2008
US statutory rates	34.0%	34.0%
Tax rate difference	(9.1)%	(9.0)%
Effect of tax holiday	-%	(16.0)%
Other	0.4%	-%
Valuation allowance for US NOL	0.2%	-%
Tax per financial statements	25.5%	9.0%

The provisions for income tax expenses for the years ended December 31, 2009 and 2008 consisted of the following:

	2009	2008
Income tax expenses – current	$5,460,063	$787,023
Income tax benefit – deferred	(104,306)	(38,104)
Total income tax expenses	$5,355,758	$748,919

13. OTHER INCOME

Other income consisted of income for leasing the workshop of manufacturing the royal jelly and the right to use its technology for manufacturing royal jelly from January 1, 2008 through June 30, 2010.  Total lease payment from leasing out the workshop for the lease term is RMB 7,500,000, and RMB 10,000,000for leasing out the use right of the technology.  The Company received $1,034,885 and $1,032,896 lease income for 2009 and 2008, respectively.

14. STATUTORY RESERVES

Pursuant to the corporate law of the PRC effective on January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus Reserve Fund

The Company is now only required to transfer 10% of its net income, as determined under the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common Welfare Fund

Common welfare fund is a voluntary fund that the Company can elect to transfer 5% to 10% of its net income to this fund. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.  The Company didn’t contribute to this fund.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

15. CONTINGENCIES

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’ s operations may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be conducted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

16. ACQUISITION OF TIANFANG AND UNAUDITED PRO FORMA INFORMATION

On July 22, 2008, Heilongjiang Weikang completed the acquisition of 100% of the issued and outstanding equity interests of Tianfang for $15,000,000 (RMB 102,886,500).  For convenience of reporting the acquisition for accounting purposes, August 1, 2008 was designated the acquisition date. Cash from operating, investing and financing activities in 2008, exclude the effect of this acquisition.

The following table summarizes the fair values of the assets acquired and liabilities assumed of Tianfang, at the date of acquisition.   The total consideration for acquisition exceeded fair value of the net assets acquired by $3,565,578. The excess was recorded as goodwill.

Cash	$10,146
Accounts receivable	388,641
Other receivables	3,988
Inventory	45,161
Property and equipment	7,194,302
Land use right	8,117,686
Goodwill	3,565,578
Tax payable	(498,259)
Advances from shareholder	(221,794)
Deferred tax liability	(3,605,449)
Purchase price	$15,000,000

The intangible asset, which is principally land use rights, is being amortized over 50 years.

The following unaudited pro forma consolidated results of operations for Heilongjiang Weikang and Tianfang for the year ended December 31, 2008 presents the operations of Heilongjiang Weikang and Tianfang as if the acquisitions occurred on January 1, 2008.  The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisitions been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.

Net revenue	$13,925,832

Cost of revenue	5,102,876

Gross profit	8,822,956

Total operating expenses	1,317,008

Income from operations	7,505,948

Total non-operating (income)	(959,016)

Income before income tax	8,464,964

Income tax	881,677

Net income	$7,583,287

Basic and diluted weighted average shares outstanding	25,229,800

Basic and diluted net earnings per share	$0.30

17. SUBSEQUENT EVENT

On January 20, 2010, the Company entered into Subscription Agreements with "accredited" investors. Pursuant to the Purchase Agreements, the Investors purchased 1,470,588 shares of Company common stock at $1.70 per share. The Company raised $2,500,000 in gross proceeds and received net proceeds of $2,047,500, after placement agent fees and other offering expenses.

The Investors received one Series A Warrant and one Series B Warrant for every $8.00 invested in the Company under the Purchase Agreement. Series A Warrants grant the holder the right to purchase shares of Common Stock at an exercise price of $3.00. Series B Warrants grant the holder the right to purchase shares of Common Stock at an exercise price of $5.00. At the closing the Investors received Series A Warrants to purchase 312,500 shares of Common Stock and Series B Warrants to purchase 312,500 shares of Common Stock.

The Series A and Series B Warrants expire three years from the date of issuance. The Warrants provide for antidilution adjustments to the exercise price for certain convertible securities issued with conversion prices lower than the Warrants' exercise price. The value of warrants was determined by using the Black-Scholes pricing model with the following assumptions:  discount rate – 2.76%; dividend yield – 0%; expected volatility – 100% and term of 3 years.  The value of the Warrants was $1,212,278.

In connection with the Financing the Company entered into an Investor Relations Escrow Agreement, pursuant to which the Company agreed to establish an escrow account of $150,000 which may be allocated and released to investor relations firms for marketing purposes at the sole discretion of a representative of the Investors.

In connection with the Financing the Company paid the following: (i) $150,000 to an Investment Relations escrow account described above, (ii) $250,000 in placement agent fees, and (iii) $52,500 in offering expenses, including legal fees.

In addition the Company issued the following securities: (i) Series A Warrants to purchase 73,528 shares of Common Stock to placement agents, (ii) Series B Warrants to purchase 73,528 shares of Common Stock to placement agents, (iii) 180,000 shares of Common Stock to an investor relations firm, (iv) 600,000 shares of Common Stock to a consultant for business development and capital markets advice, and (v) 7,000 shares of Common Stock for legal services.  The value of warrants was determined by using the Black-Scholes pricing model with the following assumptions:  discount rate – 2.76%; dividend yield – 0%; expected volatility – 100% and term of 3 years.  The value of the Warrants was $285,236.

The Company agreed to file a resale Registration Statement on Form S-1 by April 9, 2010 registering the Investor Shares and the Investors' Warrants with the SEC. In the event the Company has not filed the Registration Statement by the Required Filing Date, or the Registration Statement is not declared effective by the SEC by 120 days after the Required Filing Date, the Company agreed to pay liquidated damages to each Investor, from and including the day following such Filing Default until the date the Registration Statement is filed with the SEC, or until the Registration Statement is declared effective, as applicable, at a rate per month (or portion thereof) equal to 0.50% of the total purchase price of the Shares purchased by such Investor pursuant to the Purchase Agreement. In no event, however, may the penalties exceed 9% in the aggregate of such total purchase price.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2010	DECEMBER 31, 2009
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash & equivalents	$29,949,501	$11,380,019
Accounts receivable	925,028	-
Advances to suppliers and other receivables	133,262	26,079
Inventory	364,441	285,395
Deferred tax asset	84,553	-

Total current assets	31,456,785	11,691,493

NONCURRENT ASSETS
Property and equipment, net	9,675,213	10,162,946
Construction in progress	475,863	-
Intangible assets	15,639,935	15,558,731

Total noncurrent assets	25,791,011	25,721,677

TOTAL ASSETS	$57,247,796	$37,413,170

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$14,038	$12,668
Unearned revenue	783,453	11,716
Taxes payable	3,186,403	2,247,410
Other payables	230,462	-
Due to related party	25,369	-

Total current liabilities	4,239,725	2,271,794

ADVANCE FROM OFFICER	-	650,000

OTHER PAYABLES - LONG TERM	-	7,620,321

CONTINGENCIES

DEFERRED TAX LIABILITY	3,447,049	3,450,005

STOCKHOLDERS' EQUITY
Common stock, $.00001 par value; authorized shares 100,000,000; issued and outstanding shares 28,024,388 and 25,486,800 at September 30, 2010 and December 31, 2009, respectively	280	255
Additional paid in capital	13,365,240	139,245
Deferred compensation	(479,232)	-
Statutory reserve	1,702,111	1,069,507
Accumulated other comprehensive income	1,713,415	844,526
Retained earnings	33,259,208	21,367,517

Total stockholders' equity	49,561,022	23,421,050

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$57,247,796	$37,413,170

The accompanying notes are an integral part of these consolidated financial statements

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

	NINE MONTHS ENDED SEPTEMBER 30,		THREE MONTHS ENDED SEPTEMBER 30,
	2010	2009	2010	2009

Net sales	$41,878,410	$34,534,249	$17,426,211	$11,227,275
Cost of goods sold	16,976,845	15,803,400	6,962,482	5,238,634

Gross profit	24,901,565	18,730,849	10,463,729	5,988,642

Operating expenses
Selling	2,416,638	1,569,270	622,337	651,056
General and administrative	3,373,023	939,378	755,640	191,622
Research and development	1,760,631	1,937,928	957,724	-

Total operating expenses	7,550,292	4,446,576	2,335,701	842,678

Income from operations	17,351,273	14,284,273	8,128,028	5,145,964

Non-operating income (expenses)
Interest income	53,054	5,584	16,864	3,968
Other income	246,776	778,095	246,582	256,181
Other (expenses)	(1,947)	(48,479)	(40)	(13,045)

Total non-operating income, net	297,883	735,200	263,406	247,104

Income before income tax	17,649,156	15,019,473	8,391,434	5,393,068
Income tax	5,124,858	3,853,312	2,325,991	1,414,837

Net income	12,524,298	11,166,161	6,065,443	3,978,231

Other comprehensive income
Foreign currency translation gain	868,889	18,175	646,247	11,030

Comprehensive Income	$13,393,187	$11,184,336	$6,711,690	$3,989,261

Basic and diluted weighted average shares outstanding	27,814,024	25,339,690	28,052,649	25,339,690

Basic and diluted net earnings per share	$0.45	$0.44	$0.22	$0.16

The accompanying notes are an integral part of these consolidated financial statements

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	NINE MONTHS ENDED SEPTEMBER 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,524,298	$11,166,161
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	894,867	881,636
Stock issued for consulting expenses	192,400	127,500
Deferred compensation	2,086,567	-
Changes in deferred tax	(150,571)	(78,033)
(Increase) decrease in current assets:
Accounts receivable	(910,677)	(329,328)
Advances to suppliers and other receivables	(106,552)	(103,775)
Inventory	(72,491)	(346,268)
Increase (decrease) in current liabilities:
Accounts payable	1,112	942
Unearned revenue	759,546	(219,552)
Other payables	226,886	6,024
Taxes payable	882,460	219,946

Net cash provided by operating activities	16,327,845	11,325,254

CASH FLOWS FROM INVESTING ACTIVITIES:
Construction in progress	(468,480)	-
Acquisition of property & equipment	(14,351)	(27,751)

Net cash used in investing activities	(482,831)	(27,751)

CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in due from management	-	1,198,035
Net proceeds from shares issued	2,197,500	-
Payment for purchase of Tianfang	-	(3,812,466)
Changes in due from related party	24,975	-

Net cash provided by (used in) financing activities	2,222,475	(2,614,430)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	501,993	8,443

INCREASE IN CASH & EQUIVALENTS	18,569,482	8,691,516

CASH & EQUIVALENTS, BEGINNING OF PERIOD	11,380,019	16,927

CASH & EQUIVALENTS, END OF PERIOD	$29,949,501	$8,708,443

Supplemental Cash flow data:
Income tax paid	$5,355,503	$3,318,514
Interest paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

WEIKANG BIO-TECHNOLOGY GROUP CO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 (UNAUDITED)
AND DECEMBER 31, 2009

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Weikang Bio-Technology Group Co., Inc., a Nevada corporation (“Weikang” or “the Company”) was incorporated on May 12, 2004 in Florida as Expedition Leasing, Inc. (“Expedition”). The Company reincorporated in Nevada and changed to its present name on July 12, 2008, pursuant to a merger with Weikang, a wholly-owned subsidiary, with Weikang as the surviving entity. The Company developments, manufactures and distributes Traditional Chinese Medicine ("TCM") through its indirect wholly-owned operating subsidiary, Heilongjiang Weikang Biotechnology Group Co., Ltd. (“Heilongjiang Weikang”) in the People’s Republic of China (“PRC” or “China”).

On December 7, 2007, the Company (as Expedition) entered into a Share Exchange Agreement (the “Exchange Agreement”) with Sinary Bio-Technology Holdings Group, Inc., a Nevada corporation (“Sinary”) and Weili Wang, its sole shareholder, pursuant to which the Company issued 24,725,200 shares of common stock to Weili Wang for all of the common shares of Sinary. Concurrently, Sinary paid $650,000 to certain former shareholders of the Company, who surrendered 24,725,200 shares of the Company’s common stock held by them to the Company for cancellation. This payment was advanced to Sinary by Yin Wang (the “Advance”). As a result, Weili Wang owned 98% of the Company after the share exchange. On the Closing Date, Sinary became a wholly-owned subsidiary of the Company and Mr. Yin Wang was appointed the Company’s Chief Executive Officer and Chairman of the Board.

Prior to the acquisition of Sinary, the Company was a non-operating public shell corporation. Pursuant to Securities and Exchange Commission (“SEC”) rules, the merger or acquisition of a private operating company into a non-operating public shell corporation with nominal net assets is considered a capital transaction, rather than a business combination. Accordingly, for accounting purposes, the transaction was treated as a reverse acquisition and recapitalization, and pro forma information is not presented. Transaction costs incurred in the reverse acquisition were expensed.

Sinary was incorporated under the laws of the State of Nevada on August 31, 2007. On October 25, 2007, Sinary entered into an Equity Interests Transfer Agreement (the “Transfer Agreement”) with Yin Wang and Wei Wang, the stockholders of Heilongjiang Weikang, a limited liability company (“LLC”) in the PRC, (the “Heilongjiang Shareholders”) to acquire 100% of the equity interests of Heilongjiang Weikang for 57 million Renminbi (“RMB”), or approximately $7.6 million (the “Acquisition Price”).

On August 6, 2010, Sinary and Yin Wang and Wei Wang, entered into a Settlement Agreement and Release pursuant to which Yin Wang and Wei Wang waived their rights to payment of both the Acquisition Price of approximately $7.6 million and the Advance of $650,000 and contributed the Acquisition Price and the Advance to the Company's capital.

Heilongjiang Weikang was incorporated in Heilongjiang Province, PRC, on March 29, 2005, and was formerly known as Heilongjiang Province Weikang Bio-Engineering Co., Ltd. Heilongjiang Weikang develops, manufactures and distributes TCM in the PRC.

On July 22, 2008, Heilongjiang Weikang completed the acquisition of 100% of the issued and outstanding equity interests of Tianfang (Guizhou) Pharmaceutical Co., Ltd. (“Tianfang”), a Chinese LLC, for $15,000,000, pursuant to a stock transfer agreement entered into on June 30, 2008 by and among Heilongjiang Weikang, Tianfang, and Tianfang’s two shareholders: Beijing Shiji Qisheng Trading Co., Ltd., a Chinese LLC (“Shiji Qisheng”) and Tri-H Trade (U.S.A.) Co., Ltd., a California corporation (“Tri-H”, and together with Shiji Qisheng collectively as the “Selling Shareholders”).

Tianfang was incorporated in Guizhou Province, PRC, in 1998. Tianfang is engaged in the development, manufacture and distribution of over the counter (“OTC”) pharmaceuticals. The Company has expanded its market share to the southern part of China through the acquisition of Tianfang.

On January 6, 2010, Weili Wang formed Lucky Wheel Limited (“Lucky Wheel”), a British Virgin Islands corporation and issued to herself 10,000 ordinary shares which represents 100% of the issued and outstanding share capital of Lucky Wheel. In June 2010 Ms. Weili Wang transferred 22,925,200 of her shares of the Company’s common stock (representing approximately 82% of the Company’s issued and outstanding common stock) to Lucky Wheel. On May 5, 2010, Ms. Weili Wang and Ying Wang entered into a Call Option Agreement (the “Option Agreement”), pursuant to which Weili Wang granted Yin Wang an irrevocable and unconditional option to purchase all of her ordinary shares of Lucky Wheel (the “Option Shares”) for U.S. $0.10 per ordinary share for a total of $1,000. Mr. Wang has the right to purchase thirty-four percent (34%) of the Option Shares on December 31, 2010 and thirty-three percent (33%) on December 31, 2011 and December 31, 2012, respectively. The Option Agreement expires June 29, 2015. If and when the option is fully exercised, Yin Wang will become the sole shareholder of Lucky Wheel whose sole asset is 22,925,200 shares of the Company’s common stock. Mr. Wang is expected to use his personal funds to pay for the Option Shares.

In connection with the transactions described in the Transfer Agreement, on November 9, 2007, the Heilongjiang Office of the State Administration for Industry and Commerce registered Sinary as the 100% owner of Heilongjiang Weikang’s registered capital and issued a foreign invested enterprise business license (the “FIE Business License”) to Heilongjiang Weikang. The initial FIE Business License was valid until June 30, 2010. On March 12, 2010, the Harbin City of Administration for Industry and Commerce extended the FIE Business License until November 9, 2027.

The unaudited financial statements included herein were prepared by the Company, pursuant to the rules and regulations of the SEC. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) that are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) were omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements and footnotes accompanying the Company’s 2009 audited financial statements included in the Company’s Annual Report on Form 10-K. The results for the nine and three months ended September 30, 2010 are not necessarily indicative of the results to be expected for the full year ending December 31, 2010.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICY

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sinary, and the results of operations of Weikang, Sinary’s wholly-owned subsidiary; and Tianfang. All significant inter-company accounts and transactions were eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. There was no bad debt allowance recorded based on the Company’s past payment collection experience.

 Inventory

Inventories are valued at the lower of cost or market with cost determined on a moving weighted average basis. Costs of work in progress and finished goods are comprised of direct material cost, direct production cost and an allocated portion of production overhead.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for all assets with estimated lives, as follows:

Building	20 years
Vehicle	5 years
Office Equipment	3-7 years
Production Equipment	3-10 years

Land Use Right

Right to use land is stated at cost less accumulated amortization. Amortization is provided using the straight-line method over 50 years.

Impairment of Long-Lived Assets

We evaluate the recoverability of long-lived assets with finite lives in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 360-10-35, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which requires recognition of impairment of long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. When events or changes in circumstances indicate the carrying amount of an asset may not be recoverable based on estimated undiscounted cash flows, the impairment loss would be measured as the difference between the carrying amount of the asset and its fair value based on the present value of estimated future cash flows. Fair value is generally determined by the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of September 30, 2010 and December 31, 2009, there were no significant impairments of its long-lived assets.

Income Taxes

The Company uses FASB ASC Topic 740, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are considered as the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amount of the positions that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely to be realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interests associated with unrecognized tax benefits are classified as interest expenses and penalties are classified in selling, general and administrative expenses in the statements of income. At September 30, 2010 and December 31, 2009, the Company did not take any uncertain positions that would necessitate recording of tax related liability.

Revenue Recognition

The Company's revenue recognition policies are in compliance with FASB ASC Topic 605, “Revenue Recognition”. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all the relevant criteria for revenue recognition is met are recorded as unearned revenue.

Sales revenue consists of the invoiced value of goods, which is net of value-added tax (“VAT”). All of the Company’s products are sold in the PRC and are subject to Chinese VAT of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their end product. The Company recorded VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

Sales and purchases are recorded net of VAT collected and paid. VAT taxes are not affected by the income tax holiday.

Sales returns and allowances was $0 for the nine and three months ended September 30, 2010 and 2009. The Company does not provide unconditional right of return, price protection or any other concessions to its dealers or other customers.

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to the lower of cost or market is also recorded in cost of goods sold.

Concentration of Credit Risk

Cash includes cash on hand and demand deposits in accounts maintained within the PRC and the US. The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits for the banks located in the US. Balances at financial institutions within the PRC are not covered by insurance. As of September 30, 2010 and December 31, 2009, the Company had $0 deposits in the bank located in US which was in excess of federally insured limits; the Company had $29,925,250 and $11,372,437 deposits in the banks in China, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collecting risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the overall performance of the PRC’s economy.

Statement of Cash Flows

In accordance with FASB ASC Topic 230, “Statement of Cash Flows”, cash flows from the Company's operations are calculated based upon local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet. During the nine months ended September 30, 2010, cash from financing activities excluded the conversion of other payables of $7.62 million and advance from officer of $650,000 to paid-in capital by the Company’s officers.

 Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts and other receivables, accounts and other payables, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of September 30, 2010 and December 31, 2009, the Company did not identify any assets and liabilities that were required to be presented on the balance sheet at fair value.

Foreign Currency Translation and Comprehensive Income (Loss)

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States Dollars ("USD" or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income".

Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

The Company uses FASB ASC Topic 220, “Reporting Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except the changes in paid-in capital and distributions to stockholders due to investments by stockholders. Comprehensive income for the nine and three months ended September 30, 2010 and 2009 included net income and foreign currency translation adjustments.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with FASB ASC Topic 718, “Share Based Payment”. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Basic and Diluted Earnings per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted net earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. For the nine and three months ended September 30, 2010, the Company had 772,056 dilutive securities due to anti-dilution feature of the warrants issued in connection with the equity financing. For the nine and three months ended September 30, 2009, the Company did not have any dilutive securities.

Segment Reporting

FASB ASC Topic 280, "Disclosures about Segments of an Enterprise and Related Information" requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manners in which management disaggregates a company.

FASB ASC Topic 280 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment.

Research and Development

Research and development costs are primarily for the development of new drugs, nutritional and health supplement products. Research and development costs are expensed as incurred.

On January 20, 2009, the Company entered an agreement with Botany medicine research center of Northeast Forestry University (“the University”) to develop certain new medicine and health supplemental products. The Company is responsible for funding the research and development expense and project examination and registration fee of RMB 15,000,000 (or $2,195,000). According to the contract, upon successful completion of the research work by the University, the Company is required to pay 85% of total fund to the University and will own the rights to the research findings, and is required to pay the remaining 15% upon successful registration and approval of the research findings from State Food and Drug Administration and Department of Public Health of Heilongjiang Province. The Company is responsible for registration of the research findings and getting approval from related authorities. In case the registration application is not approved by the authorities, the Company will not be entitled to refund of the amount it already paid and will not be required to pay the remaining 15% of RMB 2,300,000 (or $336,000). At June 30, 2009, the research and development of the new medicine and health supplemental products was completed successfully. During the term of the contract, the Company paid RMB 12,700,000 (or $1,859,000) to the University and obtained the ownership rights of the research findings. The Company is in the process of registering the research findings with the related authorities. The Company recorded the payment for the R&D project as R&D expense.

On March 20, 2010, the Company entered into a one year contract with a professional research and development team to research and develop licorice flavonoids extraction technology for industrialization of use in therapeutics. The Company is responsible for all the research and development expense with the total payment expected to be approximately $2.95 million. As of September 30, 2010, the Company paid research and development expenses of approximately $1.74 million under this agreement and is committed to pay an additional $0.47 million by the end of 2010, and the remaining $0.74 million to be paid upon the successful development of the technology. The Company will own the research and development results and related intellectual property

Reclassifications

Certain prior year amounts were reclassified to conform to the manner of presentation in the current year.

New Accounting Pronouncements

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”). ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification (“Codification”) and, for SEC registrants, guidance issued by the SEC. The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC. The Codification is amended to effect non-SEC changes to authoritative GAAP. Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

 On February 25, 2010, the FASB issued ASU No. 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of US GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815 “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU is effective for the Company on July 1, 2010. Early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB codified the consensus reached in Emerging Issues Task Force Issue No. 08-09, “Milestone Method of Revenue Recognition.” FASB ASU No. 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. FASB ASU No. 2010-17 is effective for fiscal years beginning on or after June 15, 2010, and is effective on a prospective basis for milestones achieved after the adoption date. The Company does not expect this ASU will have a material impact on its financial position or results of operations when it adopts this update on January 1, 2011.

3. ADVANCES TO SUPPLIERS AND OTHER RECEIVABLES

Advances to suppliers and other receivables at September 30, 2010 and December 31, 2009 were as follows:

	2010	2009
Prepaid IR expense	$97,808	$-
Advance to suppliers	33,056	24,334
Other	2,398	1,745
Total	$133,262	$26,079

The Company prepaid $150,000 from financing proceeds to an IR firm for IR services over two years on January 20, 2010. For the nine and three months ended September 30, 2010, the Company incurred $52,192 and $18,904 in IR expense, respectively.

4.INVENTORY

Inventory at September 30, 2010 and December 31, 2009 was as follows:

	2010	2009
Raw materials	$81,408	$148,519
Packing materials	90,433	54,777
Finished goods	192,600	82,099
Total	$364,441	$285,395

5. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at September 30, 2010 and December 31, 2009:

	2010	2009
Building	$8,408,921	$8,252,397
Building improvements	929,620	912,316
Production equipment	2,395,791	2,338,779
Office furniture and equipment	197,197	192,458
Vehicles	120,808	118,559
	12,052,337	11,814,509
Less: Accumulated depreciation	(2,377,124)	(1,651,563)
	$9,675,213	$10,162,946

Depreciation for the nine months ended September 30, 2010 and 2009 was $683,465 and $730,000, respectively; and for the three months ended September 30, 2010 and 2009 was $225,657 and $244,000, respectively.

6. CONSTRUCTION IN PROGRESS

At September 30, 2010, construction in progress consisted of the payment made for constructing a manufacturing line for producing licorice flavonoids. Total estimated cost for the construction is approximately $0.75 million; the Company spent approximately $0.47 million for the construction as of September 30, 2010, and is committed to pay approximately $0.28 million to complete the construction. The project is estimated to be completed at the end of 2010.

7. INTANGIBLE ASSETS

Intangible assets consisted of the following at September 30, 2010 and December 31, 2009:

	2010	2009
Land use right	$12,499,531	$12,266,864
Goodwill arising from acquisition of Tianfang (Note 18)	3,649,648	3,581,715
Software and internet domain	8,188	7,216
	16,157,367	15,855,795
Less: Accumulated amortization	(517,432)	(297,064)
	$15,639,935	$15,558,731

All land in the PRC is government owned and cannot be sold to any individual or company. However, the government grants users a “land use right” to use the land. The Company has the right to use the land for 50 years and amortizes the right on a straight-line basis over 50 years.

Amortization for the nine months ended September 30, 2010 and 2009 was $211,400 and $152,000, respectively. Amortization for the three months ended September 30, 2010 and 2009 was $68,500 and $51,000, respectively. Amortization for the next five years from September 30, 2010 is expected to be $274,000, $274,000, $274,000, $273,000 and $273,000, respectively.

8. RELATED PARTY TRANSACTIONS

Dues to Related Party

At September 30, 2010, due to related party represented Company’s expenses of $25,369 paid by a related party company owned by one of the Company’s officers. This advance bears no interest and is payable upon demand.

9. MAJOR CUSTOMERS AND VENDORS

There were no customers which accounted for over 10% of the Company’s total sales for the nine and three months ended September 30, 2010 and 2009, respectively.

Three vendors collectively provided 63% and 62% of the Company’s purchases of raw materials for the nine and three months ended September 30, 2010, respectively. Each vendor accounted for 38%, 15% and 10% of the purchases for the nine months ended September 30, 2010, and 34%, 18% and 10% for the three months ended September 30, 2010, respectively. The Company did not have any outstanding accounts payable to these vendors at September 30, 2010.

Three vendors collectively provided 41% and 49% of the Company’s purchases of raw materials for the nine and three months ended September 30, 2009, respectively. Each vendor accounted for 19%, 12%, and 10% of the purchases for the nine months ended September 30, 2009, and 26%, 12%, and 12% for the three months ended September 30, 2009, respectively. The Company did not have accounts payable to these vendors at September 30, 2009.

10. UNEARNED REVENUE

On June 30, 2010, the Company entered into an agreement with a medicine manufacturing company for leasing the use right of a product manufacturing technology and related workshop for one year. The total lease payment was RMB 7 million ($1.04 million), RMB 4 million ($597,000) was for the technology use right and RMB 3 million ($447,700) was for the workshop rental. During the quarter ended September 30, 2010, the Company received $1.04 million. For the three months ended September 30, 2010, RMB 1.75 million ($0.25 million) was recognized as other income, and RMB 5.25 million ($0.78 million) was recognized as unearned revenue as of September 30, 2010.

11. TAXES PAYABLE

Taxes payable consisted of the following at September 30, 2010 and December 31, 2009:

	2010	2009
Income taxes	$2,285,682	$1,679,250
Value added taxes	843,357	505,545
Sales tax payable	-	29,290
Other	57,364	33,325
	$3,186,403	$2,247,410

12. OTHER PAYABLES

Other payables consisted of the following at September 30, 2010 and December 31, 2009:

	2010	2009
Sales commission	$225,827	$-
Payroll and welfare	4,635	-
Payable to Heilongjiang Weikang’s former owners – long term	-	7,620,321
	$230,462	$7,620,321

At December 31, 2009, other payables mainly represented $7.62 million acquisition price that Sinary was obligated to pay to Heilongjiang Weikang’s former owners within one year from the closing of the acquisition of Heilongjiang Weikang. This payable did not bear any interest, and was extended to June 30, 2010. On August 6, 2010, the former owners who are also the officers of the Company waived their right to repayment of this amount. The Company treated this waiver as a contribution to capital.

13. DEFFERED TAX ASSET (LIABILITY)

Deferred tax represented differences between the tax basis and book basis of R&D expense, property, equipment and land use right.

At September 30, 2010 and December 31, 2009, deferred tax asset (liability) consisted of the following:

	2010	2009
Deferred tax asset from Weikang R&D expense - current	$84,553	$-
Deferred tax asset (net) on property and equipment for basis differences since acquisition of Heilongjiang Weikang and Tianfang - noncurrent	213,229	142,141
Deferred tax asset arising from the acquisition of Heilongjiang Weikang - noncurrent	30,182	29,620
Deferred tax liability arising from the acquisition of Tianfang - noncurrent	(3,690,460)	(3,621,766)
Deferred tax liability, net - noncurrent	$(3,447,049)	$(3,450,005)

14. INCOME TAXES

Weikang and Sinary were incorporated in the US and have net operating losses (NOL) for income tax purposes. Weikang and Sinary had NOL carry forwards for income taxes of $2,471,000 and $774,000 at September 30, 2010; $139,500 and $650,000 at December 31, 2009, respectively, which may be available to reduce future years’ taxable income as NOL; NOLs can be carried forward up to 20 years from the year the loss is incurred. Management believes the realization of benefits from these losses are uncertain due to the Company’s limited operating history and continuing losses. Accordingly, a 100% deferred tax asset valuation allowance was provided.

Heilongjiang Weikang and Tianfang are governed by the Income Tax Law of the PRC concerning the private enterprises that are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.

Foreign pretax earnings approximated $20,104,000 and $14,892,000 for the nine months ended September 30, 2010 and 2009, respectively. Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the US. At September 30, 2010, $36,504,000 of accumulated undistributed earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $3,285,000 would have to be provided if such earnings were remitted currently.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the nine and three months ended September 30, 2010 and 2009:

	Nine Months		Three Months
	2010	2009	2010	2009
US statutory rates	34.0%	34.0%	34.0%	34.0%
Tax rate difference	(10.3)%	(9.0)%	(9.6)%	(9.0)%
Valuation allowance for US NOL	4.7%	-%	2.1%	-%
Non-tax deductible expenses	0.6%	-%	1.2%	-%
Other	-%	-%	-%	1.0%
Tax per financial statements	29.0%	25.0%	27.7%	26.0%

The provisions for income taxes for the nine and three months ended September 30, 2010 and 2009 consisted of the following:

	Nine Months		Three Months
	2010	2009	2010	2009
Income tax expense - current	$5,192,188	$3,931,345	$2,346,556	$1,442,199
Income tax benefit - deferred	(67,330)	(78,033)	(20,565)	(27,362)
Total income tax expenses	$5,124,858	$3,853,312	$2,325,991	$1,414,837

15. COMMON STOCK

Common Stock with Warrants Issued for Cash

On January 20, 2010, the Company entered into Subscription Agreements with "accredited" investors (or “the Investors”). Pursuant to the Subscription Agreements, the Investors purchased 1,470,588 shares of Company common stock at $1.70 per share. The Company raised $2,500,000 in gross proceeds and received net proceeds of $2,047,500. In connection with the Financing the Company paid the following: (i) $150,000 to an Investment Relations escrow account, (ii) $250,000 in placement agent fees, and (iii) $52,500 in offering expenses, including legal fees.

The Investors received one Series A Warrant and one Series B Warrant for every $8.00 invested in the Company under the Purchase Agreement. Series A Warrants grant the holder the right to purchase shares of Common Stock at $3.00 per share. Series B Warrants grant the holder the right to purchase shares of Common Stock at $5.00 per share. At the closing the Investors received Series A Warrants to purchase 312,500 shares of Common Stock and Series B Warrants to purchase 312,500 shares of Common Stock.

 The Series A and Series B Warrants expire January 20, 2013. The Warrants provide for antidilution adjustments to the exercise price for certain convertible securities issued with conversion prices lower than the Warrants' exercise price. The warrants are exercisable into a fixed number of shares. Accordingly, the warrants are classified as equity instruments. The Company accounted for the warrants issued to the investors and placement agents based on the fair value method under ASC Topic 505.The value of warrants was determined by using the Black-Scholes pricing model with the following assumptions: discount rate – 2.76%; dividend yield – 0%; expected volatility – 100% and term of 3 years. The value of the Warrants was $1,212,278.

In connection with the Financing, the Company entered into an Investor Relations Escrow Agreement, pursuant to which the Company established an escrow account of $150,000 which may be allocated and released to investor relations firms for marketing purposes at the sole discretion of a representative of the Investors. The Company paid $150,000 to an IR firm for it providing IR services over two years. For the nine and three months ended September 30, 2010, the Company recorded $52,192 and $18,904 as IR expense, respectively

In addition the Company issued the following securities: (i) Series A Warrants to purchase 73,528 shares of Common Stock to placement agents, (ii) Series B Warrants to purchase 73,528 shares of Common Stock to placement agents, (iii) 180,000 shares of Common Stock to an investor relations firm, (iv) 600,000 shares of Common Stock to a consultant for business development and capital markets advice, and (v) 7,000 shares of Common Stock for legal services. The value of warrants was determined by using the Black-Scholes pricing model with the following assumptions: discount rate – 2.76%; dividend yield – 0%; expected volatility – 100% and term of 3 years. The value of the Warrants was $285,236.

Following is a summary of the warrant activity:

	Number of Shares	Average Exercise Price per Share	Weighed Average Remaining Contractual Term in Years
Granted – series A warrants	386,028	3.00	3.00
Granted – series B warrants	386,028	5.00	3.00

Exercised
Forfeited
Outstanding at March 31, 2010	772,056	4.00	2.81
Exercisable at March 31, 2010	772,056	4.00	2.81

Exercised	-
Forfeited	-
Outstanding at June 30, 2010	772,056	4.00	2.56
Exercisable at June 30, 2010

Exercised	-
Forfeited	-
Outstanding at September 30, 2010	772,056	4.00	2.31
Exercisable at September 30, 2010	772,056	4.00	2.31

The Company agreed to file a resale Registration Statement on Form S-1 by April 9, 2010 registering the Investor Shares and the Investors' Warrants with the SEC. In the event the Company did not filed the Registration Statement by the Required Filing Date, or the Registration Statement was not declared effective by the SEC by 120 days after the Required Filing Date, the Company agreed to pay liquidated damages to each Investor, from and including the day following such Filing Default until the date the Registration Statement was filed with the SEC, or until the Registration Statement was declared effective, as applicable, at a rate per month (or portion thereof) equal to 0.50% of the total purchase price of the Shares purchased by such Investor pursuant to the Purchase Agreement. In no event, however, may the penalties exceed 9% in the aggregate of such total purchase price. The Form S-1 was filed with SEC on March 25, 2010 and declared effective on April 21, 2010.

 In connection with the financing, the Company also issued 27,000 shares to several legal counsels and 200,000 shares to a consultant, First Trust China Ltd. The fair value of the shares based on the market price at the date of the financing of $397,250, was recorded as expense of the issuance of equity as a charge to additional paid in capital.

Stock-Based Compensation and Deferred Compensation

On January 20, 2010, the Company issued 600,000 shares of Common Stock valued at $3.26 per share (stock price at grant date) to several consultants for providing consulting services to the Company. In the first quarter of 2010, the Company recorded $1,793,000 as deferred compensation, which was amortized over periods ranging from two to six months. During the nine and three months ended September 30, 2010, the Company amortized $1,793,000 and $153,000 as stock-based compensation expense, respectively.

On January 20, 2010, the Company issued 180,000 shares to an IR firm for providing IR services for a period of two years; the stock was valued at $3.26 per share (stock price at grant date). In the first quarter of 2010, the Company recorded $586,800 as deferred compensation. During the nine and three months ended September 30, 2010, the Company amortized $203,371 and $73,953 as stock-based compensation expense, respectively.

During the first quarter of 2010, the Company issued 20,000 shares to one employee with stock valued at $3.26 per share (stock price at grant date). The Company recorded $65,200 stock-based compensation expense for the shares issued to this employee.

On April 7, 2010, the Company issued 40,000 shares common stock as annual compensation to four independent directors of the Company with stock valued at $4.65 per share (stock price at grant date). The Company recorded $186,000 as deferred compensation and amortized $90,197 and $46,882 as stock-based compensation during the nine months and three months ended September 30, 2010.

On July 28, 2010, the Company issued 40,000 shares common stock as compensation to a consulting company for a one-month business consulting service with stock valued at $3.18 per share (stock price at grant date). The Company recorded $127,200 as stock-based compensation during the quarter ended September 30, 2010.

16. STATUTORY RESERVES

Pursuant to the corporate law of the PRC effective on January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus Reserve Fund

The Company is now only required to transfer 10% of its net income, as determined under the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common Welfare Fund

Common welfare fund is a voluntary fund that the Company can elect to transfer 5% to 10% of its net income to this fund. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The Company didn’t contribute to this fund.

17. CONTINGENCIES

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s operations may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expense transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be conducted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

18. GOODWILL

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with FASB ASC Topic 350, goodwill is not amortized but is tested for impairment annually, or when circumstances indicate a possible impairment may exist. Impairment testing is performed at a reporting unit level. An impairment loss generally would be recognized when the carrying amount of the reporting unit exceeds the fair value of the reporting unit, with the fair value of the reporting unit determined using a discounted cash flow (DCF) analysis. A number of significant assumptions and estimates are involved in the application of the DCF analysis to forecast operating cash flows, including the discount rate, the internal rate of return, and projections of realizations and costs to produce. Management considers historical experience and all available information at the time the fair values of its reporting units are estimated.

On July 22, 2008, Heilongjiang Weikang completed the acquisition of 100% of the issued and outstanding equity interests of Tianfang for $15,000,000 (RMB 102,886,500). The total consideration for acquisition exceeded fair value of the net assets acquired by $3,565,578. The excess was recorded as goodwill. Goodwill was recorded as intangible assets.

19. SUBSEQUENT EVENTS

On October 1, 2010, the Company granted stock options to its legal counsel to acquire 20,000 shares of the Company’s common stock, at $2.70 per share, with a life of 3 years. The options were vested in the grant date. The fair value of the options was calculated using the following assumptions: estimated life of three years, volatility of 100%, risk free interest rate of 2.76%, and dividend yield of 0%. The grant date fair value of options was $33,982.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than contained in this Prospectus in connection with the offering described herein, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

WEIKANG BIO-TECHNOLOGY GROUP COMPANY, INC.

3,293,219 Shares
Common Stock

_____________________________

PROSPECTUS

_____________________________

February 18, 2011

Dealer Prospectus Delivery Obligation. All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.